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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to ss.240.14a-12

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April [    ], 2015

Dear Fellow Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. which will be held at the registered office of the Company located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Wednesday, May 20, 2015, at 9:00 a.m., Central European Time. The matters to be considered by shareholders at the Annual Meeting of Shareholders are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting of Shareholders regardless of the number of shares you own or whether you are able to attend the Annual Meeting of Shareholders in person. We urge you to complete your proxy card in the manner described in the accompanying materials even if you plan to attend the Annual Meeting of Shareholders. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your support of and interest in Altisource Portfolio Solutions S.A. is sincerely appreciated.

Sincerely,

Timo Vättö
Chairman of the Board of Directors

William B. Shepro
Chief Executive Officer and Director

 ALTISOURCE PORTFOLIO SOLUTIONS S.A.
40, avenue Monterey
L-2163 Luxembourg City
Grand Duchy of Luxembourg
R.C.S. Luxembourg B 72 391

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015

NOTICE

Our Annual Meeting of Shareholders will be held:

Date:	Wednesday, May 20, 2015
Time:	9:00 a.m., Central European Time
Location:	Altisource Portfolio Solutions S.A. 40, avenue Monterey L-2163 Luxembourg City Grand Duchy of Luxembourg

PURPOSE

  •
  To elect four (4) Directors for a one (1) year term and/or until their successors are elected and qualified;

  •
  To approve the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2015 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period;

  •
  To approve Altisource Portfolio Solutions S.A.'s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg ("Luxembourg GAAP") for the year ended December 31, 2014 (the "Luxembourg Annual Accounts") and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") including a footnote reconciliation of equity and net income to International Financial Reporting Standards ("IFRS") as of and for the year ended December 31, 2014 (the "Consolidated Accounts") (together, the "Luxembourg Statutory Accounts");

  •
  To receive and approve the Directors' reports for the Luxembourg Statutory Accounts;

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  To allocate the profits in the Luxembourg Annual Accounts for the year ended December 31, 2014;

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  To discharge each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2014;

  •
  To ratify non-management Directors' compensation for the 2014 to 2015 service year and approve changes to non-management Directors' compensation;

  •
  To approve a share repurchase program whereby Altisource Portfolio Solutions S.A. is authorized, for a period of five years, to repurchase up to fifteen percent (15%) of the outstanding shares of its common stock (as of the close of business on the date of shareholder approval) at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share; and

  •
  To transact such other business as may properly come before the meeting and any adjournment of the meeting.

PROCEDURES

  •
  Our Board of Directors has fixed March 23, 2015 as the record date for the determination of shareholders entitled to notice of the Annual Meeting of Shareholders.

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  Only shareholders of record at the close of business on that date, or holders of our common stock through a clearing agency as of midnight Central European Time on May 6, 2015, the fourteenth day prior to the meeting date will be entitled to vote at the Annual Meeting of Shareholders.

  •
  The proxy statement for our 2015 Annual Meeting of Shareholders and our annual report to shareholders on Form 10-K for the year ended December 31, 2014 are available on our website under Investor Relations-Financial Information at http://ir.altisource.com/financials.cfm. Additionally, and in accordance with Securities and Exchange Commission ("SEC") rules, you may access our proxy statement at http://www.proxyvote.com, a website that does not identify or track visitors of the site, by entering the Control Number found on your Beneficial Notice Card or on your proxy card in the space provided.

  •
  The Luxembourg Statutory Accounts, the Directors' reports for the Luxembourg Statutory Accounts and the statutory auditor's report on the Consolidated Accounts will be available for inspection from April 20, 2015 until the conclusion of the Annual Meeting of Shareholders at Altisource Portfolio Solutions S.A.'s registered office.

By Order of the Board of Directors,

Kevin J. Wilcox
Corporate Secretary

April [    ], 2015
Luxembourg City, Grand Duchy of Luxembourg

 ALTISOURCE PORTFOLIO SOLUTIONS S.A.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

We have made this proxy statement available to you on or about April [    ], 2015 as a holder of common stock of Altisource Portfolio Solutions S.A. ("Altisource" or the "Company") because our Board of Directors is soliciting your proxy to be used at our Annual Meeting of Shareholders and at any adjournment or postponement thereof. The Annual Meeting of Shareholders will be held at our registered office located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Wednesday, May 20, 2015, at 9:00 a.m., Central European Time for the purposes listed in the Notice of Annual Meeting of Shareholders.

How a Proxy Works

If you properly complete, sign and return your proxy to Altisource and do not revoke it prior to its use, it will be voted in accordance with your instructions. Other than as discussed below with respect to broker "non-votes," if no contrary instructions are given, each proxy received will be voted for each of the nominees for Director; for approval of the appointment of Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2015 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period; for approval of Altisource Portfolio Solutions S.A.'s annual accounts prepared in accordance with Luxembourg GAAP for the year ended December 31, 2014 and its consolidated financial statements prepared in accordance with U.S. GAAP including a footnote reconciliation of equity and net income to IFRS as of and for the year ended December 31, 2014; for receipt and approval of the Directors' reports for the Luxembourg Statutory Accounts; for allocation of the profits in the Luxembourg Annual Accounts for the year ended December 31, 2014; for approval of the discharge of each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2014; for ratification of non-management Directors' compensation for the 2014 to 2015 service year and approval of changes to non-management Directors' compensation; for approval of a share repurchase program whereby Altisource Portfolio Solutions S.A. is authorized, for a period of five years, to repurchase up to fifteen percent (15%) of the outstanding shares of its common stock (as of the close of business on the date of shareholder approval) at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share; and with regard to any other business that properly comes before the meeting in accordance with the best judgment of the persons appointed as proxies.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting of Shareholders and any adjournment or postponement of this meeting and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

  •
  filing written notice with our Corporate Secretary at the following address:

      Kevin J. Wilcox, Corporate Secretary
      Altisource Portfolio Solutions S.A.
      40, avenue Monterey
      L-2163 Luxembourg City
      Grand Duchy of Luxembourg

  •
  submitting a properly executed proxy bearing a later date or

  •
  appearing at the Annual Meeting of Shareholders and giving the Corporate Secretary notice of your intention to vote in person.

Who May Vote

Under Luxembourg law, you are entitled to vote at the Annual Meeting of Shareholders, or any adjournment or postponement thereof, if you are a holder of record of our common stock on the meeting date or, if you hold our common stock through a clearing agency, you are a holder as of midnight Central European Time on the fourteenth day prior to the meeting date. For purposes of establishing those holders to whom proxies will be mailed, our Board of Directors has set a record date and time of the close of business on March 23, 2015. At the close of business on March 23, 2015, there were 20,132,326 shares of common stock issued, outstanding and able to be voted and no other class of equity securities outstanding. Each share of our common stock is entitled to one (1) vote at the Annual Meeting of Shareholders on all matters properly presented.

Quorum and Voting Information

The presence at the Annual Meeting of Shareholders of holders of thirty-three and one-third percent (33 1/3%) of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. Abstentions and broker "non-votes" will be treated as present for purposes of a quorum.

Assuming a quorum, the four (4) nominees for Director will be elected as Directors of Altisource at the Annual Meeting so long as the votes cast in favor of each such person exceed the votes cast to withhold authority for such person. You may vote in favor of or withhold authority to vote for one (1) or more nominees for Director. The following proposals will be approved if the votes cast in favor of the action exceed the votes cast opposing the action: the proposal to approve the appointment of Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2015 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period; the proposal to approve the Luxembourg Statutory Accounts; the proposal to receive and approve the Directors' reports for the Luxembourg Statutory Accounts; the proposal to allocate the profits in the Luxembourg Annual Accounts for the year ended December 31, 2014; the proposal to approve the discharge of each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2014; the proposal to ratify non-management Directors' compensation for the 2014 to 2015 service year and approve changes to non-management Directors' compensation; the proposal to approve a share repurchase program whereby Altisource Portfolio Solutions S.A. is authorized, for a period of five years, to repurchase up to fifteen percent (15%) of the outstanding shares of its common stock (as of the close of business on the date of shareholder approval) at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share; and any other matter properly submitted for your consideration at the Annual Meeting of Shareholders (other than the election of Directors).

Abstentions will not be counted in determining the votes cast in connection with the foregoing matters. Brokers may not vote on behalf of their clients in connection with the proposal regarding the election of Directors so any broker "non-votes" will not be counted in determining the votes cast in connection with this proposal. A broker "non-vote" occurs when a shareholder has not provided voting instructions to his or her broker on a non-routine item.

If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. You will receive a Notice of Internet Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It also will tell you how to request a paper or e-mail copy of our proxy materials. Please contact your bank or brokerage firm for further information. If you are a shareholder of record, you will receive a proxy card that will tell you how to vote your shares via the Internet, telephone or mail.

 ELECTION OF DIRECTORS
(Proposal One)

Our Articles of Association provide that our Board of Directors shall consist of no less than three (3) and no more than seven (7) members with the exact number to be decided by our Board of Directors.

We are proposing the four (4) nominees listed below for election as Directors at the Annual Meeting of Shareholders for a one (1) year term and/or until their successors are elected and qualified.

All nominees currently serve as our Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting of Shareholders, the person or persons appointed as proxies may nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

Nominees for Director

The following table sets forth certain information concerning our nominees for Director:

Name	Age(1)	Director Since	Executive Committee	Audit Committee	Compensation Committee	Compliance Committee	Nomination/ Governance Committee
Timo Vättö	50	2009	X(2)	X	X(3)	X	X
William B. Shepro	46	2009	X
Roland Müller-Ineichen	54	2009		X(3)	X	X	X
W. Michael Linn	66	2011		X	X	X(3)	X(4)
(1)
As of March 23, 2015
(2)
Mr. Vättö was appointed Chairman of the Executive Committee in February 2015
(3)
Committee Chairperson for 2014
(4)
Mr. Linn was appointed Chairman of the Nomination/Governance Committee in May 2014

The principal occupation for the last five (5) years and additional biographical information of each Director of Altisource is set forth below.

All of our Directors bring to Altisource's Board of Directors a wealth of executive leadership experience derived from their service as executives of large corporations.

Timo Vättö.    Mr. Vättö was appointed to the Board of Directors of Altisource in August 2009, as Lead Independent Director in May 2014 and as Chairman of the Board of Directors in January 2015. He is the founder and owner of Cundo Management AG, a provider of independent corporate advisory services to corporations, institutional investors and private families, which was founded in November 2008. Mr. Vättö serves as Chairman of the Board of Directors of Evalueserve, a privately held global specialist in knowledge processes, which provides research and analytics services for leading-edge companies worldwide, and as Chairman of the Board of Directors of KYC Exchange Net AG, a privately held company that provides the financial services industry with a secure platform for Know Your Customer and Customer Due Diligence purposes. He also serves on the Board of Directors of IHAG Holding AG, an independent, family-owned group of companies that holds a diversified portfolio of majority and minority shareholdings in a variety of sectors. Previously, Mr. Vättö was employed by Citigroup in Switzerland and the U.S. for almost twenty years in senior client coverage and business head roles within Corporate and Investment Banking, most recently as Head of Swiss

Investment Banking. In addition, from 2004 to 2009, Mr. Vättö served as a member of the Board of Directors, including as a member of the Audit Committee, of Citibank (Switzerland) AG, part of Citigroup's Wealth Management Business. Mr. Vättö holds a Master of Science, Economics and Business Administration from the University of Tampere (Finland).

Mr. Vättö's experience with Cundo Management AG and Citigroup makes him financially literate and qualifies him as a financial expert as required pursuant to NASDAQ listing standards and SEC rules, and his knowledge of the financial services industry provides the Board of Directors with subject matter expertise.

William B. Shepro.    Mr. Shepro was appointed Chief Executive Officer and to the Board of Directors of Altisource in July 2009. Mr. Shepro previously served as the President and Chief Operating Officer of Ocwen Solutions, a business unit of Ocwen Financial Corporation ("Ocwen"). From 2003 to 2009, he served as President of Global Servicing Solutions, LLC, a joint venture between Ocwen and Merrill Lynch. Mr. Shepro also held the positions of Senior Vice President of Ocwen Recovery Group and Senior Vice President, Director and Senior Manager of Commercial Servicing at Ocwen. He joined Ocwen in 1997. Mr. Shepro serves on the Boards of Altisource and certain subsidiaries. He holds a Bachelor of Science in Business from Skidmore College and a Juris Doctorate from the Florida State University College of Law.

Mr. Shepro's day-to-day leadership and intimate knowledge of our business and operations provides the Board of Directors with Company-specific experience and expertise. Furthermore, Mr. Shepro's legal background and operational experience in the residential and commercial mortgage servicing industries provide the Board of Directors with valuable strategic, industry and operational insights.

Roland Müller-Ineichen.    Mr. Müller-Ineichen was appointed to the Board of Directors of Altisource in July 2009. He also serves on the Board of Directors of Bank Arner SA, a provider of private banking services based in Lugano, Switzerland; of SWA Swiss Auditors AG, a private company based in Freienbach, Switzerland that provides auditing and consulting services for financial institutions in Switzerland; of Citibank (Switzerland) Ltd. based in Zurich and Geneva, Switzerland, a subsidiary of Citigroup that provides private banking services to High Net Worth individuals; and of Sberbank (Switzerland) Ltd, based in Zurich, Switzerland, a subsidiary of Sberbank Russia, offering trade finance and corporate banking services. In addition, from May 2010 to September 2011, Mr. Müller-Ineichen served as a member of the Board of Directors of Absolute Private Equity AG, a Switzerland-based investment company. Mr. Müller-Ineichen served as a Partner with KPMG Switzerland and KPMG Europe LLP where he was the lead partner on audits of national and international Banks, Security Dealers and Fund Management Companies. Mr. Müller-Ineichen began working in the Zurich office of KPMG in June 1995 as a Senior Manager in the audit department focused on the banking and financial services industries and served as a Partner from January 1999 until his retirement in December 2008. Prior to joining KPMG, Mr. Müller-Ineichen progressed through various audit and managerial roles with Switzerland-based financial institutions. Mr. Müller-Ineichen is a Swiss Certified Public Accountant. He completed a commercial and banking business apprenticeship with UBS in 1980. Mr. Müller-Ineichen holds a Business Commerce degree.

Mr. Müller-Ineichen's past employment experience provides the Board of Directors with accounting expertise, and his experience in the financial services industry provides the Board of Directors with valuable strategic and financial insights. Furthermore, Mr. Müller-Ineichen is financially literate and qualifies as a financial expert as required by NASDAQ listing standards and SEC rules.

W. Michael Linn.    Mr. Linn was appointed to the Board of Directors of Altisource in May 2011. Mr. Linn also serves as Chairman of Panua Partners in Hope, a charitable organization dedicated to demonstrating a cost effective methodology for eliminating multigenerational poverty. In addition, Mr. Linn is a private investor in energy-related industries. Mr. Linn previously served as President and

Chief Executive Officer of Greensleeves, LLC from January 2010 to April 2014. He also served on the Board of Directors of National Lime and Stone from 1994 through 2012. Mr. Linn served on the Board of Directors of Ocwen from August 2002 to May 2008 and as the Executive Vice President of Sales and Marketing of Ocwen from February 2004 to May 2007. Prior to joining Ocwen, Mr. Linn served on the Board of Directors and as the Executive Vice President of Sales and Marketing of Solomon Software, Inc., a corporation now owned by Microsoft Corporation. He has also served on the Board of Directors and as President and Chief Executive Officer of Saunders, Inc., a venture backed, privately held financial services and technology solutions company. Mr. Linn holds a Bachelor of Arts from Harvard College and a Master of Business Administration from Harvard University.

Mr. Linn's extensive experience in rolling out emerging technologies and in the development of strategic relationships brings valuable operational, sales and strategic expertise to our Board of Directors. Furthermore, Mr. Linn is financially literate and qualifies as a financial expert as required by NASDAQ listing standards and SEC rules.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR

 BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. Directors are expected to attend all meetings of the Board of Directors, the meetings of committees on which they serve and the Annual Meeting of Shareholders. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held ten (10) meetings and took action pursuant to unanimous written consent three (3) times in 2014. Each incumbent Director attended at least 75% of these meetings as well as the meetings held by all committees of our Board of Directors on which they served during the period. Although we do not have a formal policy regarding Director attendance at the Annual Meeting of Shareholders, our Directors are expected to attend. All of the incumbent members of our Board of Directors attended our 2014 Annual Meeting of Shareholders.

Independence of Directors

Our Corporate Governance Guidelines provide that our Board of Directors must be comprised of a majority of Directors who qualify as independent Directors under NASDAQ listing standards and applicable law.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with Altisource are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NASDAQ and applicable law. The Board of Directors also considers beneficial ownership of our common stock by each of the Directors, as set forth under "Security Ownership of Certain Beneficial Owners and Related Shareholder Matters," although our Board of Directors generally believes that stock ownership tends to further align a Director's interests with those of our other shareholders. Our current Board of Directors has determined that Messrs. Linn, Müller-Ineichen and Vättö are independent Directors.

Executive Sessions of Independent Directors

Independent Directors met in executive session of the Board of Directors without management four (4) times in 2014.

Board Leadership Structure

Our Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interests of the Company and our shareholders at any given time. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman is the best structure to fit the Company's needs. The Chief Executive Officer is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board of Directors. The Chairman of the Board leads the Board and oversees meetings of the Board of Directors and the delivery of information necessary for the Board's informed decision-making.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee, a Nomination/Governance Committee and an Executive Committee. A brief description of these committees is provided below.

Audit Committee.    The Audit Committee of our Board of Directors oversees the relationship with our independent registered certified public accounting firm; reviews and advises our Board of Directors with respect to matters involving the accounting, auditing, financial reporting and internal control functions; monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters; reviews and approves transactions with related parties; reviews the scope and results of the annual audit conducted by the independent registered certified public accounting firm; and reviews the Company's internal audit plan and enterprise risk assessment on an ongoing basis.

The members of the Audit Committee for 2014 were Messrs. Müller-Ineichen, Linn and Vättö, with Mr. Müller-Ineichen serving as the Chairman. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and NASDAQ listing standards. Our Board of Directors has determined that all members of our Audit Committee are financially literate, possess accounting or related financial management experience that results in the individual's financial sophistication within the meaning of NASDAQ listing standards and qualify as audit committee financial experts as that term is defined in SEC rules. Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Audit Committee reviews and approves its charter. The Committee evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Audit Committee in February 2015. The Committee met ten (10) times in 2014. The Committee met in executive session with both the Company's internal and external auditors five (5) times, solely with the Company's internal auditors two (2) times and solely with the Company's external auditors five (5) times in 2014.

Compensation Committee.    The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee reviews with the Chief Executive Officer and the Chief Administration Officer (except as they relate to such executive officers) and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee is also responsible for reviewing Director compensation and recommending changes, subject to the approval of our shareholders. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors. The Compensation Committee has the authority to administer awards under the 2009 Equity Incentive Plan. The Compensation Committee is also empowered to retain independent compensation consultants, counsel or other advisors as it deems necessary in connection with its responsibilities at the Company's expense. In determining whether a compensation consultant, counsel or other advisor is independent, the Compensation Committee considers all factors set forth in SEC rules and the NASDAQ listing standards with respect to advisor independence, as well as any other factors the Compensation Committee deems relevant. The Compensation Committee may request that any of our Directors, officers, employees or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

Our Compensation Committee engaged its independent compensation consultant, Exequity LLP ("Exequity"), in the first quarter of 2014 to ensure that Altisource's peer group for any future compensation benchmarking study is comprised of the most appropriate benchmark companies. Additionally, in reviewing the compensation for our Chief Executive Officer, Chief Administration Officer, Chief Financial Officer and Board of Directors in 2014 and in 2015, our Compensation Committee conducted compensation benchmarking with the assistance of Exequity. Exequity reviewed the pay levels compared to pay levels among our peer companies, as analyzed by the Human Resources function with input from management, to help identify the competitive positioning of our pay practices. Please see "Role of Compensation Consultant" and "Setting Compensation Levels" in our Compensation Discussion and Analysis for further information.

The members of the Compensation Committee for 2014 were Messrs. Vättö, Linn and Müller-Ineichen, with Mr. Vättö serving as the Chairman. Each member of the Compensation Committee is independent as defined by NASDAQ listing standards, as revised in 2013. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We feel that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compensation Committee reviews and approves its charter. The Committee evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Compensation Committee in February 2015. The Committee met six (6) times and took action pursuant to unanimous written consent two (2) times in 2014.

Certain executives are involved in the design and implementation of our executive compensation programs, including the Chief Executive Officer and the Chief Administration Officer, who may be present at Compensation Committee meetings, except that such executive officers may not be present during any voting or deliberations on their compensation. These executives annually review the performance of each executive officer (other than the Chief Executive Officer and the Chief Administration Officer whose performance is reviewed by the Compensation Committee without the presence of such executives) and present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer and the Chief Administration Officer for development and execution.

Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee was at any time during the 2014 fiscal year or at any other time an officer or employee of the Company, and no member had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our named executive officers has served on the Board of Directors or compensation committee of any other entity that has or had one (1) or more named executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2014 fiscal year.

Compliance Committee.    The Compliance Committee of our Board of Directors establishes and oversees the compliance function for the Company and its subsidiaries, including its compliance management system, oversees the Company's compliance with applicable regulatory rules and requirements and performs such other duties as may be prescribed pursuant to its charter.

The members of the Compliance Committee for 2014 were Messrs. Linn, Müller-Ineichen and Vättö, with Mr. Linn serving as the Chairman. Each member of the Compliance Committee is independent as defined by NASDAQ listing standards.

Our Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compliance Committee reviews and approves its charter. The Compliance Committee evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Committee in February 2015. The Committee met four (4) times in 2014.

Nomination/Governance Committee.    The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as Directors and committee members for our Board of Directors, advises our Board of Directors with respect to Board of Directors composition, procedures and committees, develops and presents our Board of Directors with a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The members of the Nomination/Governance Committee during 2014 were Messrs. William C. Erbey, Linn, Müller-Ineichen and Vättö, with Mr. Linn serving as the Chairman effective May 21, 2014. Mr. Erbey resigned as a member of the Nomination/Governance Committee effective May 21, 2014.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Nomination/Governance Committee reviews and approves its charter. The Committee evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Nomination/Governance Committee in February 2015. The Committee met five (5) times in 2014.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our shareholders. In evaluating all nominees for Director, our Nomination/Governance Committee takes into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and NASDAQ listing standards. In addition, our Nomination/Governance Committee takes into account Altisource's best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate's experience with the background of other members of our Board of Directors.

Pursuant to the Company's Diversity Policy, the Nomination/Governance Committee considers diversity when it recommends Director nominees to the Board of Directors, viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee considers diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company's business environment when recommending Director nominees to the Board of Directors, with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company's governance and strategic needs. The Nomination/Governance Committee periodically reviews the skills and attributes of Board members within the context of the current make-up of the full Board of Directors as the Nomination/Governance Committee deems appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, shareholders or industry sources.

In evaluating a particular candidate, the Nomination/Governance Committee will consider factors other than the candidate's qualifications including the current composition of the Board of Directors, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluation of other prospective nominees.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/ Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, we have not received any shareholder proposal relating to Director nominees for the 2015 Annual Meeting of Shareholders.

If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. You should provide each proposed nominee's name, biographical data, qualifications and expertise. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. For consideration at the 2016 Annual Meeting of Shareholders, we must receive your recommendations by December 8, 2015.

Executive Committee.    Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. Our Board of Directors has authorized the Executive Committee to approve and/or to designate in writing certain individuals to approve ordinary course of business actions that are required to be documented by counterparties but do not require action by the Board of Directors or its committees. Such actions would include approving, signing and executing checks and electronic funds transmissions, dissolving or merging our wholly-owned subsidiaries and performing such other ministerial actions on such terms, conditions and limits as the Executive Committee deems appropriate in its sole discretion. The Executive Committee operates under a written charter, which is approved by our Board of Directors on an annual basis. The charter was last reviewed by the Board of Directors in February 2015. The Committee did not take any formal action in 2014 and, at its organizational meeting in May 2014, our Board of Directors did not establish an Executive Committee. The Executive Committee was reestablished in February 2015 with Messrs. Vättö and Shepro as members of the Committee, and Mr. Vättö serving as the Chairman.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance appraisals of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board of Directors. Our Corporate Governance Guidelines were last reviewed by the Nomination/Governance Committee and the Board of Directors in February 2015. Our Corporate Governance Guidelines are available on our website at www.altisource.com and are available to any shareholder who requests them by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Communications with Directors

If you desire to contact our Board of Directors or any individual Director regarding Altisource, you may do so by mail addressed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. Communications received in writing are distributed to our Board of Directors or to individual Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees as required by SEC rules or NASDAQ listing standards. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. Any waivers from the Code of Business Conduct and Ethics for Directors or named executive officers or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or the Audit Committee and will be subsequently disclosed when required by SEC rules or NASDAQ listing standards. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisource.com and are available to any shareholder who requests a copy by writing to our Corporate Secretary at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. On an annual basis, the Board of Directors reviews and approves the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers were last reviewed by the Board of Directors in February 2015. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC rules or NASDAQ listing standards, either will be posted on our website or otherwise disclosed in accordance with such rules.

Risk Management and Oversight Process

Our Board of Directors and each of its committees are involved in the oversight of the Company's risk management.

The Board of Directors and the Audit Committee monitor Altisource's credit risk, liquidity risk, operational risk, regulatory risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit department and includes management in its review of accounting and financial controls and assessment of business risks. The Board of Directors and the Compliance Committee monitor Altisource's overall compliance function, including the compliance management system, and Altisource's compliance with legal and regulatory requirements and related risks, by regular reviews with management and internal auditors. At least quarterly, the Compliance Committee reviews and discusses with management the Company's compliance with legal and regulatory requirements and compliance programs.

In its periodic meetings with the external auditors, the Audit Committee discusses the external audit scope, the external auditors' responsibility under the Standards of the Public Company Accounting Oversight Board ("PCAOB"), accounting policies and practices and other required communications. In addition, through regular reviews with management, the Nomination/Governance Committee assists the Board of Directors in monitoring the Company's governance and succession risks, and the Compensation Committee assists the Board of Directors in monitoring the Company's compensation policies and related risks.

The Board of Directors' role in risk oversight is consistent with the Company's leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company's risk exposure, and our Chairman, the Board of Directors and its committees providing oversight in connection with these efforts.

 BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation earned by each non-management member of our Board of Directors who served as a Director during fiscal year 2014. Our management Director does not receive an annual retainer or any other compensation for his service on the Board of Directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
William C. Erbey(3)	$104,000	$47,078	-	$151,078
W. Michael Linn	$74,673	$47,078	-	$121,751
Roland Müller-Ineichen(4)	$66,074	$47,078	-	$113,152
Timo Vättö(5)	$65,099	$47,078	-	$112,177
(1)
Consists of amounts earned in cash for service in fiscal year 2014, including amounts earned for service in the fourth quarter of 2014 and paid in the first quarter of 2015.

(2)
Non-management Directors who attended an aggregate of at least 75% of all meetings of the Board of Directors and committees on which they served for such year received an award of Altisource common stock with an aggregate fair market value of $45,000, as determined on the first day of the service year by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market.

(3)
Mr. Erbey stepped down from the Board of Directors effective January 16, 2015.

(4)
Mr. Müller-Ineichen's cash compensation was paid in euros for the first, second and third quarters and in Swiss francs for the fourth quarter, using the exchange rate in effect on the 15th day of the last month of the quarter for which payment was made: for the first quarter, an exchange rate of 0.7203 euros to the U.S. dollar; for the second quarter, an exchange rate of 0.73813 euros to the U.S. dollar; for the third quarter, an exchange rate of 0.77128 euros to the U.S. dollar; and for the fourth quarter, an exchange rate of 0.96326 Swiss francs to the U.S. dollar.

(5)
Mr. Vättö's cash compensation was paid in Swiss francs, using the exchange rate in effect on the 15th day of the last month of the quarter for which payment was made: for the first quarter, an exchange rate of 0.87391 Swiss francs to the U.S. dollar; for the second quarter, an exchange rate of 0.89948 Swiss francs to the U.S. dollar; for the third quarter, an exchange rate of 0.93323 Swiss francs to the U.S. dollar; and for the fourth quarter, an exchange rate of 0.96326 Swiss francs to the U.S. dollar.

Cash Compensation

Prior to May 21, 2014, we provided the following annual cash compensation to our non-management Directors in quarterly installments:

  •
  a retainer of $49,000;
  •
  an additional $50,000 to the Chairman of the Board of Directors;
  •
  an additional $12,500 to the Audit Committee chairperson;
  •
  an additional $10,000 to the Compliance Committee chairperson;
  •
  an additional $5,000 to all committee chairpersons (other than the Audit Committee chairperson and the Compliance Committee chairperson) and
  •
  an additional $5,000 to all Audit Committee members (other than the Audit Committee chairperson).

In the 2014 to 2015 service year, we are providing the following annual cash compensation to our non-management Directors in quarterly installments:

  •
  a retainer of $54,000;

  •
  an additional $50,000 to the Chairman of the Board of Directors;
  •
  an additional $15,000 to the Audit Committee chairperson;
  •
  an additional $12,500 to the Compliance Committee chairperson;
  •
  an additional $7,500 to all committee chairpersons (other than the Audit Committee chairperson and the Compliance Committee chairperson) and
  •
  an additional $7,500 to all Audit Committee members (other than the Audit Committee chairperson).

Equity Compensation

For the 2013 to 2014 service year, our non-management Directors who attended an aggregate of at least 75% of all meetings of the Board of Directors and committees on which they served received an award of shares of common stock of Altisource with an aggregate fair market value of $45,000, as determined on the first day of the service year by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market.

For the 2014 to 2015 service year, non-management Directors who attend an aggregate of at least 75% of all meetings of the Board of Directors and committees on which they serve will receive an award of shares of common stock of Altisource with an aggregate fair market value of $60,000, subject to ratification by our shareholders at the Annual Meeting of Shareholders. "Fair market value" is defined as the average of the high and low prices of the common stock reported on the NASDAQ Global Select Market, as determined on the first day of the service year by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market.

In addition, new non-management directors elected at the Annual Meeting of Shareholders are granted a one (1) time award of 500 shares of common stock, which vests 25% on each anniversary of the award date.

Our Director compensation policies were revised effective May 21, 2014, subject to ratification by our shareholders at our 2015 Annual Meeting of Shareholders. Please see the "Proposal for Change in Compensation" section below for further information regarding proposed changes in Director Compensation.

Proposal for Change in Compensation

Under Luxembourg law and our Articles of Association, Directors' compensation is subject to review and adjustment by the shareholders from time to time.

In the second quarter of 2014, the Company engaged Exequity to assist in analyzing the competitiveness of its pay levels for non-management Directors. Please see "Role of Compensation Consultant" in our Compensation Discussion and Analysis for further information relating to the peer group companies used in the analysis.

Based on a review of the peer group data, the Compensation Committee concluded that the compensation of our Directors was below the median compensation of non-management Directors of our peer group companies. Therefore, our Director compensation policies were revised effective May 21, 2014, subject to ratification by our shareholders at our 2015 Annual Meeting of Shareholders. Please see the "Cash Compensation" and "Equity Compensations" sections above for further information regarding changes relating to the service year 2014 to 2015.

The Compensation Committee believes it is important to attract and retain the best possible candidates to serve on our Board of Directors. Accordingly, in the first quarter of 2015, the Company engaged Exequity to help further analyze the competitiveness of its pay levels for non-management Directors. Based on a review of the available data, the Compensation Committee concluded that the compensation of our Directors is below the median compensation of non-management Directors of our peer group companies by approximately 15.7%.

Therefore, we are including a proposal to our shareholders that:

  •
  the annual cash retainer to the Board of Directors chairperson be further increased from $50,000 to $85,000
  •
  the annual cash retainer to the Executive Committee chairperson be set at $15,000
  •
  annual cash compensation to the Audit Committee chairperson be increased from $15,000 to $20,000
  •
  annual cash compensation to Compliance Committee members (other than the Compliance Committee chairperson) be set at $5,000

Additionally, the Compensation Committee is proposing that the value of the annual award of shares of common stock to non-management Directors who attend an aggregate of at least 75% of all meetings of the Board of Directors and committees on which they serve be increased from $60,000 to $75,000, as determined on the first day of the service year by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market.

The proposed changes will position overall compensation closer to the median compensation of non-management Directors of our peer group companies (4.6% lower than the median).

Other Compensation

Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Any Director compensation may be prorated for a Director serving less than a full one (1) year term as in the case of a Director joining the Board of Directors after an Annual Meeting of Shareholders but during the service year.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. None of our Directors and/or executive officers are related to any other Director and/or executive officer of Altisource or any of its subsidiaries by blood, marriage or adoption.

Name(1)	Age	Position
Kevin J. Wilcox	51	Chief Administration Officer
Michelle D. Esterman	42	Chief Financial Officer
Vivek Bhandari	39	President, Financial Services
Joseph A. Davila	45	President, Mortgage Services
Mark J. Hynes	45	President, Technology Services
Gregory J. Ritts	46	General Counsel
(1)
All information set forth herein is as of March 23, 2015

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our executive officers that is not a Director is set forth below.

Kevin J. Wilcox.    Mr. Wilcox serves as Chief Administration Officer of Altisource. Before joining Altisource in August 2009, he served as Executive Vice President, Chief Administration Officer and Corporate Secretary for Ocwen since May 2008. Mr. Wilcox previously served as Senior Vice President of Human Resources and Corporate Services for Ocwen. He joined Ocwen in March 1998 as Senior Manager, Litigation in the Law Department, where he was responsible for the management and resolution of all corporate litigation. He holds a Bachelor of Science in Business Administration from the University of Florida and a Juris Doctorate from the Florida State University College of Law.

Michelle D. Esterman.    Ms. Esterman serves as Chief Financial Officer of Altisource. Before joining Altisource in March 2012, she served as Senior Manager, Audit & Enterprise Risk Services for Deloitte & Touche LLP since 2003, including a two year rotation with Deloitte Touche Tohmatsu, and in various positions within Deloitte & Touche LLP from 1996 to 2003. Ms. Esterman began her career with Georgia Pacific Corporation in 1994 and is a Certified Public Accountant (Florida). She holds a Bachelor of Business Administration with a concentration in Accounting and a Master of Accountancy with a concentration in Tax from the University of North Florida.

Prior to hiring Ms. Esterman, the Company determined that her employment with Deloitte & Touche LLP presented no independence issues that could prevent her from assuming the position of Chief Financial Officer of the Company.

Vivek Bhandari.    Mr. Bhandari serves as President, Financial Services of Altisource since October 2010. Mr. Bhandari previously served as Vice President, Operations, Financial Services since joining Altisource in August 2009. Before joining Altisource, he served as Vice President, Operations, Financial Services at Ocwen since April 2008 and in various other positions within Ocwen from 2005. Mr. Bhandari began his career with Tata Technologies India Ltd. as a consultant. He holds a Bachelor of Technology and Manufacturing Science and Engineering from the Indian Institute of Technology, Delhi and a Master of Business Administration from the Indian Institute of Management, Calcutta.

Joseph A. Davila.    Mr. Davila serves as President, Mortgage Services of Altisource since February 2013. Mr. Davila previously served as Senior Vice President, Real Estate Services since joining Altisource in July 2011. Before joining Altisource, he served as Vice President of Operations of Capital One Financial Corporation. Mr. Davila began his career with Price Waterhouse and, subsequently, with Bain & Company as a consultant. He holds a Bachelor of Science from Southern Methodist University and a Master of Business Administration from Kellogg School of Management at Northwestern University.

Mark J. Hynes.    Mr. Hynes serves as President, Technology Services of Altisource since January 2011. Mr. Hynes previously served as Vice President, Spend Management since joining Altisource in January 2010. Before joining Altisource, he served as President of Digi-Net Technologies, Inc., an early pioneer in marketing analytics software-as-a-service solutions. Mr. Hynes also co-founded Xevo, Inc., a leading provider of service provisioning technologies to application service providers, where he held the position of Chief Operating Officer. Mr. Hynes began his career with Bain & Company as a consultant. He holds a Bachelor of Business Administration from James Madison University and a Master of Business Administration from Harvard University.

Gregory J. Ritts.    Mr. Ritts serves as General Counsel of Altisource. Before joining Altisource in October 2014, he served as Senior Vice President, Deputy General Counsel of Publicis Groupe. Mr. Ritts also served as Global Vice President of Business Affairs and Corporate Development at Razorfish LLC, and held various senior legal positions with aQuantive, Inc. and Microsoft Corporation. Mr. Ritts began his career with Nixon Peabody and Perkins Coie as an associate attorney. He holds a Bachelor of Arts from Miami University and a Juris Doctorate from the University of Michigan Law School.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

  •
  all persons known by Altisource to own beneficially 5% or more of the outstanding common stock;
  •
  each Director and named executive officer of Altisource; and
  •
  all Directors and executive officers of Altisource as a group.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Exchange Act and is based on an aggregate of 20,132,326 shares issued and outstanding as of March 23, 2015. Unless otherwise indicated, the address of all persons below is: Altisource, 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Shares Beneficially Owned as of March 23, 2015(1)

Name of Beneficial Owner:	Amount	Percent
William C. Erbey(2)	6,810,157	32.44%
Putnam Investments, LLC(3)	3,029,790	15.05%
Entities Affiliated with Luxor Capital Group, LP(4)	2,381,550	11.83%
Leon G. Cooperman(5)	1,962,351	9.75%

Directors and Named Executive Officers:
William B. Shepro(6)	553,599	2.68%
Kevin J. Wilcox(7)	333,978	1.63%
Mark J. Hynes(8)	75,000	*
Michelle D. Esterman(9)	32,907	*
W. Michael Linn(10)	21,676	*
Joseph A. Davila(11)	20,158	*
Roland Müller-Ineichen(12)	15,811	*
Timo Vättö(13)	11,111	*
All Directors and Executive Officers as a Group (10 persons)	1,069,864	5.07%
*
Less than 1%

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has, or shares, voting power or investment power as defined in the rules promulgated under the Exchange Act. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. No shares have been pledged as security by the named executive officers or Directors.

(2)
Based on information contained in a Schedule 13D/A filed with the SEC on March 6, 2015. Includes 5,952,614 shares held by Salt Pond Holdings, LLC, a United States Virgin Islands limited liability company, of which the members are William C. Erbey and his spouse, E. Elaine Erbey; FF Plaza Limited Partnership, a Delaware partnership, of which the partners are Mr. and Mrs. Erbey and Delaware Permanent Corporation, a Delaware corporation wholly owned by Mr. Erbey; and Erbey Holding Corporation, a Delaware corporation, wholly-owned by Mr. Erbey. Includes 125 shares of unvested restricted common stock, subject to forfeiture until vested, and options to acquire 857,543 shares which are vested but remain unexercised, which are held directly by Mr. Erbey. Mr. Erbey's address is P.O. Box 25437, Christiansted, U.S. Virgin Islands 00824. Mr. Erbey stepped down from his position as a Director and Chairman of the Board of Directors of the Company effective January 16, 2015. The Compensation Committee of the Board of Directors determined that his departure constitutes a "retirement" pursuant to the Altisource 2009

  Equity Plan and applicable option and restricted stock award agreements. As a result, his vested options may be exercised within three (3) years of the date of his retirement and his unvested shares of restricted common stock will continue to vest.

(3)
Based on information contained in a Schedule 13G/A filed with the SEC on February 17, 2015, jointly by Putnam Investments, LLC d/b/a Putnam Investments ("PI"); two of its wholly-owned registered investment advisors, Putnam Investment Management, LLC ("PIM") and The Putnam Advisory Company, LLC ("PAC"); and Putnam Equity Spectrum Fund. The 3,029,790 shares held by PI, as to which sole dispositive power is claimed (and sole voting power is claimed over 34,410 of those shares), include: (a) 3,011,935 shares held by PIM, as to which sole dispositive power is claimed (and sole voting power is claimed over 17,129 of those shares) and (b) 17,855 shares held by PAC, as to which sole dispositive power is claimed (and sole voting power is claimed over 17,281 of those shares). The shares held by PIM include 1,822,971 shares held by Putnam Equity Spectrum Fund as to which sole voting and dispositive power is claimed. The business address of PI, PIM, PAC and Putnam Equity Spectrum Fund is One Post Office Square, Boston, Massachusetts 02109.

(4)
Based on the information contained in a Schedule 13G/A filed with the SEC on August 21, 2014. Includes 949,321 shares beneficially owned by Luxor Capital Partners, LP (the "Onshore Fund"); 214,238 shares beneficially owned by Luxor Wavefront, LP (the "Wavefront Fund"); 1,067,683 shares beneficially owned by Luxor Capital Partners Offshore Master Fund, LP (the "Offshore Master Fund") and, Luxor Capital Partners Offshore, Ltd. (the "Offshore Feeder Fund") may be deemed to beneficially own these shares; 70,702 shares beneficially owned by Luxor Spectrum Offshore Master Fund, LP (the "Spectrum Master Fund") and Luxor Spectrum Offshore, Ltd. (the "Spectrum Feeder Fund") may be deemed to beneficially own these shares; 2,301,944 shares beneficially owned by LCG Holdings, LLC ("LCG Holdings"), as the general partner of the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Master Fund; 2,301,944 shares beneficially owned by Luxor Capital Group, LP ("Luxor Capital Group"), as the investment manager of the funds and an additional 79,606 shares held in the Separately Managed Account; Luxor Management, LLC ("Luxor Management"), as the general partner of Luxor Capital Group, may be deemed to beneficially own the 2,381,550 shares of common stock beneficially owned by Luxor Capital Group; Mr. Christian Leone, as the managing member of Luxor Management, may be deemed to beneficially own the 2,381,550 shares of common stock beneficially owned by Luxor Management.

  All reporting entities report shared voting and dispositive power with respect to all shares beneficially owned. The business address of each of the Onshore Fund, the Wavefront Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036. The business address of each of the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Master Fund and the Spectrum Feeder Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)
Based on information contained in a Form 4 filed with the SEC on March 18, 2015. The 1,962,351 shares beneficially owned by Mr. Cooperman consist of 404,710 shares owned by Omega Capital Partners, L.P.; 204,600 shares owned by Omega Equity Investors, L.P.; 198,400 shares owned by Omega Capital Investors, L.P.; 551,042 Shares owned by Omega Overseas Partners, Ltd.; and 603,599 shares held in Managed Accounts over which Mr. Cooperman has investment discretion. Mr. Cooperman disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest therein. Mr. Cooperman's address is 11431 West Palmetto Park Road, Boca Raton, FL 33428.

(6)
Includes options to acquire 522,690 shares which are exercisable on or within 60 days after March 23, 2015. Includes 30,909 shares held by the William B. Shepro Revocable Trust. Mr. and Mrs. Shepro share voting and dispositive power with respect to these shares.

(7)
Includes options to acquire 333,246 shares which are exercisable on or within 60 days after March 23, 2015.

(8)
Consists of options to acquire 75,000 shares which are exercisable on or within 60 days after March 23, 2015.

(9)
Consists of options to acquire 32,907 shares which are exercisable on or within 60 days after March 23, 2015.

(10)
Includes 4,494 shares held by Mr. Linn's spouse, Elizabeth S. Linn, directly; 200 shares held by Mr. Linn's adult children sharing the same household, of which Mr. Linn disclaims voting and dispositive power; 2,070 shares held by W M Linn Trust; 680 shares held by the William Michael Linn, Roth IRA; 315 shares held by the Elizabeth S. Linn, Roth IRA, of which Mr. Linn disclaims voting and dispositive power; 224 shares held by William M. Linn, Simple IRA; and 580 shares held by S & S Agriculture & Oil, LP, a limited partnership in which Mr. and Mrs. Linn are 2% owners and hold 100% of the voting and dispositive power with Mr. Linn's children being 98% owners. Includes 125 shares of unvested restricted common stock, subject to forfeiture until vested.

(11)
Consists of options to acquire 20,158 shares which are exercisable on or within 60 days after March 23, 2015.

(12)
Includes 125 shares of unvested restricted common stock, subject to forfeiture until vested.

(13)
Includes 125 shares of unvested restricted common stock, subject to forfeiture until vested.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,603,644	$21.21	2,628,576
(1)
The calculation of the weighted average exercise price does not include restricted stock awards that may be issued to our Directors who attend an aggregate of at least 75% of all meetings of the Board of Directors and committees on which they serve during the service year. See "Board of Directors Compensation" for more information.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our named executive officers, Directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Named executive officers, Directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the Company's review of Section 16(a) reports, the Company believes that all Section 16(a) filing requirements applicable to such reporting persons were complied with in 2014, except that the following Section 16 reports were filed late each as a result of an administrative oversight: Joseph A. Davila filed one late report, which covered one transaction; Mark J. Hynes filed two late reports, which each covered one transaction; and Gregory J. Ritts filed one late report, which covered one transaction.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction, Philosophy and Objectives

We believe an effective executive compensation program aligns executives' interests with shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder value. We seek to provide our executives with long-term incentive opportunities that promote consistent, high-level financial performance and individual service longevity. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.

This compensation discussion and analysis provides information regarding the following:

  •
  compensation governance practices

  •
  compensation programs for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers in 2014

  •
  overall objectives of our compensation program and what it is designed to reward

  •
  each element of compensation that we provide

  •
  the reasons for the compensation decisions we have made regarding these individuals

Our named executive officers for 2014 are:

Name	Position
William B. Shepro	Chief Executive Officer
Kevin J. Wilcox	Chief Administration Officer
Michelle D. Esterman	Chief Financial Officer
Joseph A. Davila	President, Mortgage Services
Mark J. Hynes	President, Technology Services

Compensation Governance Practices

Our compensation program maintains and continues to build upon the Company's compensation governance framework, as demonstrated by the following practices:

  •
  Pay is closely linked to performance. Our 2014 incentive cash compensation awards make up a significant portion of the compensation for each of our named executive officers, including the majority of the compensation for our Chief Executive Officer and Chief Administration Officer. In addition, each of our named executive officers has received performance-based stock option awards upon joining and/or during his or her tenure with the Company.

  •
  With respect to equity grants made after January 1, 2013, we have the right to cancel outstanding equity awards and recover realized gains if an executive breaches certain restrictive covenants within two years following his departure from the Company.

  •
  We do not provide golden parachute excise tax gross-up protection for our executives.

  •
  Our Insider Trading policy prohibits Company personnel, including our named executive officers, and our Directors from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales, buying or selling put or call options and trading in options (other than those granted by the Company).

Role of Executive Officers in Compensation Decisions

Certain executives are involved in the design and implementation of our executive compensation programs, including the Chief Executive Officer and the Chief Administration Officer, who may be present at Compensation Committee meetings, except that such executive officers may not be present during any voting or deliberations on their compensation. These executives annually review the performance of each executive officer (other than the Chief Executive Officer and the Chief Administration Officer whose performance is reviewed by the Compensation Committee without the presence of such executives) and present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer and the Chief Administration Officer for development and execution.

Role of Compensation Consultant

Pursuant to its authority to retain independent counsel or other advisers as it deems necessary, the Compensation Committee has entered into an agreement with Exequity to provide compensation consulting services to the Compensation Committee as needed from time to time, pursuant to individual engagements. With the consent of the Compensation Committee or the Compensation Committee Chairman, Exequity coordinates with the Human Resources function to gather information necessary to provide these services, and to review, validate and provide input on information, programs and recommendations.

As disclosed in the Company's proxy statement in connection with the Company's 2014 Annual Meeting of Shareholders, in the first quarter of 2014, the Compensation Committee engaged Exequity to assist in conducting an analysis to ensure that Altisource's peer group for any future compensation benchmarking is comprised of the most appropriate benchmark companies.

As part of this analysis, Exequity reviewed and provided research related to appropriate peer group companies for Altisource, taking into consideration many factors, including industry, company size (based on revenues, market capitalization and number of employees), recent growth, similarities in product and service offerings, financial results and operational complexity. To ensure all relevant companies were considered, an initial list of public companies whose compensation details are publicly available and who are classified as operating in similar industries was developed. This initial list was then filtered and refined based on a reasonable matching to a combination of the factors described above.

The resulting group of 18 peer companies includes 10 of the 14 companies included in Altisource's prior peer group, which remain relevant based on the stated parameters, and an additional 8 companies, as follows.

Companies from Altisource's prior peer group:

  •
  CoreLogic, Inc.
  •
  Equifax, Inc.
  •
  ExlService Holdings,  Inc.
  •
  FleetCor Technologies, Inc.
  •
  Genpact Ltd.
  •
  iGATE Corp.
  •
  Lender Processing Services, Inc.
  •
  Nationstar Mortgage Holdings, Inc.
  •
  Virtusa Corp.
  •
  WEX, Inc.

Additional peer companies for 2014:

  •
  Global Cash Access Holdings, Inc
  •
  Heartland Payment Systems, Inc.
  •
  Jack Henry & Associates Inc.
  •
  PRGX Global, Inc.
  •
  Stewart Information Services Corp.
  •
  Sykes Enterprises, Inc.
  •
  Syntel, Inc.
  •
  Walter Investment Management Corp.

To further the objectives of our compensation program, in the second quarter of 2014, our Compensation Committee conducted an analysis of the compensation levels of our Chief Executive Officer, Chief Administration Officer, Chief Financial Officer and our Directors in conjunction with Exequity.

As part of the analysis, Exequity presented information to the Compensation Committee related to the peer group companies approved in the first quarter and reviewed compensation trends and "best practices" in executive and Director compensation among the peer group companies. Compensation data and other resources provided by Exequity set the foundation for the Committee's review and analysis of executive and Director Compensation levels.

Utilizing a similar benchmarking analysis, the Compensation Committee also reviewed the compensation levels for the Chief Financial Officer and our Directors in the first quarter of 2015 with the assistance of Exequity. Amongst the peer group companies, Lender Processing Services, Inc. was removed from the peer group, subsequent to its acquisition and eventual delisting.

Based on its consideration of the various factors as set forth in SEC rules and NASDAQ listing standards, the Compensation Committee determined that Exequity is independent and that Exequity's work raised no conflict of interest.

Employment Agreements

As required by Luxembourg law, Altisource has entered into employment agreements with each of our named executive officers. The employment terms continue indefinitely until the executive's separation from the Company. The agreements provide for a base salary and annual incentive compensation based on the satisfaction of relevant performance criteria. In addition, the executives may receive benefits such as health care or a contributory retirement plan. Altisource reimburses each executive for reasonable costs properly incurred by such executive in the course of his or her employment with the Company including, without limitation, reimbursement of relocation expenses and the provision of certain allowances as described in the Executive Compensation section below.

In order to terminate the agreement, each party must provide notice in accordance with the time periods set forth in article L.124-1 of the Luxembourg Labor Code. In the event of the executive's termination by the Company for "cause" ("motifs graves"), no notice is required. In addition, in the event that the executive's employment is terminated by the Company without "cause" or, in some instances, the executive resigns for "good reason," the executive will receive severance benefits. Furthermore, the executive may be entitled to receive redundancy payments in accordance with article L.124-7 of the Luxembourg Labor Code upon certain terminations.

The agreements also provide for a covenant to maintain our confidential information and to enter into an intellectual property agreement. In addition, the executive is bound by non-competition and non-solicitation covenants for a minimum period of one (1) year following the termination of the agreement. The agreements are governed, interpreted and performed by and in accordance with the laws of the Grand Duchy of Luxembourg.

Elements of Compensation

The current compensation package for our named executive officers consists of base salary and annual incentive compensation. This compensation structure was developed in order to provide each named executive officer with a competitive salary while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We believe that the following elements of compensation are appropriate in light of our performance, industry, current challenges and environment.

Base Salary.    Base salaries for our named executive officers are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies in our peer group for similar positions.

Base salaries for our named executive officers are reviewed annually with adjustments made based on market information, internal review of the named executive officer's compensation in relation to other officers, individual performance of the executive officer and corporate performance. Salary levels are also considered upon a relocation, a promotion or other change in job responsibility. Salary adjustment recommendations are based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. The Compensation Committee sets the base salary for the Chief Executive Officer and approves the base salaries for all other named executive officers.

Additionally, under Luxembourg law, all salaries are required to be adapted based upon the cost of living index in the Grand Duchy of Luxembourg. The last increase in Luxembourg salaries pursuant to this law occurred in October 2013. There was no required increase in salaries in 2014.

Please see "Compensation Increases for Certain Named Executive Officers" for a discussion of salary increases for our named executive officers.

2014 Annual Incentive Compensation.    Pursuant to an annual incentive plan, a participant can earn cash, restricted stock and stock option awards as determined by the Compensation Committee. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below.

Each named executive officer has a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. In 2014, 40–60% of total annual cash target compensation was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage varies based upon the nature and scope of each named executive officer's responsibilities.

The table below reflects the percentage of each named executive officer's target total annual cash compensation that was allocated to each of base salary and incentive compensation in 2014 and each named executive officer's actual total annual cash compensation that was allocated to each of base salary and incentive compensation in 2014:

Name	Base Salary % of Target Total Annual Cash Compensation in 2014	Incentive Compensation % of Target Total Annual Cash Compensation in 2014	Base Salary % of Actual Total Annual Cash Compensation in 2014	Incentive Compensation % of Actual Total Annual Cash Compensation in 2014
William B. Shepro	40%	60%	39%	61%
Kevin J. Wilcox	50%	50%	48%	52%
Michelle D. Esterman	60%	40%	59%	41%
Joseph A. Davila	57%	43%	56%	44%
Mark J. Hynes	57%	43%	60%	40%

Our annual incentive-based cash compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance and long-term shareholder value. This corporate scorecard is approved annually by the Compensation Committee and/or the full Board of Directors and is utilized by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the Chief Executive Officer and other executive officers. During the development of the corporate scorecard each year, the Compensation Committee considers the level of difficulty associated with the attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the target goal at a level that is challenging to achieve. For 2014, our corporate scorecard was approved by our Board of Directors at its meeting on February 10, 2014. Certain amendments to our corporate scorecard were approved by our Board of Directors at subsequent Board of Directors meetings.

As disclosed in the Company's proxy statement in connection with the Company's 2014 Annual Meeting of Shareholders, the corporate scorecard for 2014 included achieving a consolidated revenue target, achieving business segment specific revenue and pre-tax income targets and achieving an earnings per share target. In addition, the corporate scorecard provided for successful completion of strategic initiatives. While many of our scorecard metrics were achieved, we believe we experienced a decline in our share price in 2014 following the discontinuation of our lender placed insurance brokerage line of business, news of ongoing regulatory investigations at Ocwen, our largest customer, and concerns about Ocwen's ability to grow. As detailed below, we failed to meet our earnings per share target but exceeded our consolidated revenue target, achieved or exceeded the majority of the business segment specific revenue and pre-tax income targets and successfully completed the majority of the 2014 strategic initiatives established to enhance our ability to create long-term corporate and shareholder value.

Our corporate scorecard for 2014, as amended, and corresponding achievement levels are detailed below:

2014 Corporate Scorecard Elements
Levels of Achievement
Element	Threshold	Target	Outstanding	Level Achieved
Achieve Service Revenue Target(1)	Altisource Consolidated: $686.6 million; Mortgage Services: $519.7 million; Technology Services: $193.3 million; Financial Services: $102.2 million	Altisource Consolidated: $807.8 million; Mortgage Services: $611.4 million; Technology Services: $227.5 million; Financial Services: $120.2 million	Altisource Consolidated: $929.0 million; Mortgage Services: $703.1 million; Technology Services: $261.6 million; Financial Services: $138.2 million	Altisource Consolidated: $938.7 million - Outstanding; Mortgage Services: $650.0 million - Target; Technology Services: $230.4 million - Target Financial Services: $98.3 million - Below Threshold
Achieve Earnings Per Share ("EPS") Target; Achieve Segment Pre-tax Income attributable to Altisource(1)	Altisource Consolidated: $5.41 diluted EPS; Mortgage Services: $166.9 million; Technology Services: $16.1 million; Financial Services: $29.3 million	Altisource Consolidated: $6.37 diluted EPS; Mortgage Services: $196.4 million; Technology Services: $18.9 million; Financial Services: $34.5 million	Altisource Consolidated: $7.32 diluted EPS; Mortgage Services: $225.8 million; Technology Services: $21.8 million; Financial Services: $39.7 million	Altisource
Consolidated:
$5.69 diluted
EPS -
Threshold;
Mortgage
Services:
$208.5 million -
Target;
Technology
Services:
$4.1 million - Below
Threshold
Financial
Services:
$15.4 million - Below
Threshold
Successfully complete the key Strategic Initiatives of the Company	See Strategic Initiatives below	See Strategic Initiatives below	See Strategic Initiatives below	See Strategic Initiatives below
(1)
The business segment goals for service revenue and pre-tax income are established such that the sum of all segment goals is higher than the corresponding goal at the Altisource consolidated level.

Strategic Initiatives
Levels of Achievement
Element	Threshold	Target	Outstanding	Level Achieved
1. Achieve Hubzu target sales mix	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Outstanding
2. Launch Hubzu Direct-to-Broker sale business	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Below Threshold
3. Implement assisted short-sale program	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Outstanding
4. Develop rental property management business	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Outstanding
5. Expand origination services	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Below Threshold(1)
6. Establish mortgage broker and rental property cooperatives	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target
7. Implement insurance services strategy	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Target
8. Expand charged-off mortgage recovery business and improve profitability of accounts receivable management business	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Below Threshold
9. Deliver REALServicing® NextGen development plan	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target(2)
10. Deliver NextGen Underwriting and Analytics platforms	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target(3)

Strategic Initiatives
Levels of Achievement
Element	Threshold	Target	Outstanding	Level Achieved
11. Deliver technology infrastructure initiatives	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target
12. Achieve REALSuite initiatives	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target(4)
13. Complete strategic hiring	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target(5)
14. Maintain compliance with regulatory requirements	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Outstanding(6)
15. Implementation of corporate strategic projects	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Target
16. Achieve Investor Relations goal	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target
17. Improve communications to the investment community	As determined by the Board of Directors	As determined by the Board of Directors	As determined by the Board of Directors	Target
18. Improve support group process efficiency	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target
(1)
One out of two metrics of this initiative was achieved at threshold, and one was achieved at below threshold, for an achievement level at 37.50%

(2)
One out of three metrics of this initiative was achieved at 125% and two were achieved at outstanding, for an achievement level at 141.70%

(3)
One out of two metrics of this initiative was achieved at target and one was achieved at outstanding, for an achievement level at 125.00%

(4)
One out of three metrics of this initiative was achieved at threshold, one was achieved at target and one was achieved at outstanding, for an achievement level at 100.00%

(5)
For the Chief Executive Officer and Chief Administration Officer, one out of two metrics of this initiative was achieved at target and one was achieved at outstanding, for an achievement level at 125.00%. For the Chief Financial Officer, President, Mortgage Services and President, Technology Services, one out of two metrics of this initiative was achieved at 112.50% and one was achieved at outstanding, for an achievement level at 131.25%

(6)
For the President, Technology Services, this initiative was achieved at target

The incentive award for our Chief Executive Officer is structured so that compensation opportunities are related to: (i) the Company's performance versus the objectives established in the corporate scorecard (80%) and (ii) a performance appraisal (20%). The incentive awards of our other named executive officers are structured so that compensation opportunities are related to (i) performance within the corporate, business unit or support unit scorecard, as expressly assigned in each executive's scorecard (80%) (of which 50% or more is weighted on corporate financial objectives) and (ii) a performance appraisal (20%).

The components in each scorecard are weighted individually based on relevance to the ultimate financial performance of the Company and the importance of the achievement to the success of our corporate strategy. Within each component of the scorecard, there are three (3) established levels of achievement: threshold, target and outstanding. Each level of achievement is tied to a relative point on a percentage scale which indicates the executive officer's level of goal achievement within each component of the scorecard. Generally, achieving the threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal; the target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and the outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the threshold level will generally not entitle the executive to compensation for the associated goal.

The goals and initiatives are further cascaded down through the organization to all of our incentive-eligible employees in their personal scorecards which are tied to performance against goals that are directly linked to corporate profitability and the achievement of our corporate strategic initiatives. The scorecards are communicated to all incentive-eligible employees by the Human Resources Department or the employee's immediate supervisor and are available to employees in our performance management tracking system. Performance against such scorecards is generally reviewed with senior management on a monthly basis through monthly business reviews and after the end of each year. This incentive compensation structure is intended to align the goals of our incentive-eligible employees with the overall success of the Company, while establishing clear performance standards within their respective business or support units.

The 2014 personal scorecards for our Chief Executive Officer and other named executive officers and their corresponding levels of achievement are as follows:

Levels of Achievement
2014 Scorecard Elements
Name	%		Threshold	Target	Outstanding	Level Achieved
William B. Shepro	20%	Achieve Altisource Consolidated Service Revenue Target	$686.6 million	$807.8 million	$929.0 million	$938.7 million
	30%	Achieve EPS Target	$5.41 diluted EPS	$6.37 diluted EPS	$7.32 diluted EPS	$5.69 diluted EPS
	30%	Successfully complete the key strategic initiatives of the Company	Weighted Average of 60% for Strategic Initiatives 1,2, 3,4,5,6,7,8,9,10, 11,12,13,14,15	Weighted Average of 80% for Strategic Initiatives 1,2, 3,4,5,6,7,8,9,10, 11,12,13,14,15	Weighted Average of 100% for Strategic Initiatives 1,2, 3,4,5,6,7,8,9,10, 11,12,13,14,15	Achievement of 100.00%

Levels of Achievement
2014 Scorecard Elements
Name	%		Threshold	Target	Outstanding	Level Achieved
Kevin J. Wilcox	20%	Achieve Altisource Consolidated Service Revenue Target	$686.6 million	$807.8 million	$929.0 million	$938.7 million
	30%	Achieve EPS Target	$5.41 diluted EPS	$6.37 diluted EPS	$7.32 diluted EPS	$5.69 diluted EPS
	30%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 6,7,13,14,15,18	See Strategic Initiatives 6,7,13,14,15,18	See Strategic Initiatives 6,7,13,14,15,18	Weighted Average Achievement of 117.50
Michelle D. Esterman	20%	Achieve Altisource Consolidated Service Revenue Target	$686.6 million	$807.8 million	$929.0 million	$938.7 million
	30%	Achieve EPS Target	$5.41 diluted EPS	$6.37 diluted EPS	$7.32 diluted EPS	$5.69 diluted EPS
	30%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 13,15,16,17,18	See Strategic Initiatives 13,15,16,17,18	See Strategic Initiatives 13,15,16,17,18	Weighted Average Achievement of 103.13%
Joseph A. Davila	20%	Achieve Mortgage Services Service Revenue Target	$519.7 million	$611.4 million	$703.1 million	$650.0 million
	30%	Achieve Mortgage Services Pre-tax Income attributable to Altisource	$166.9 million	$196.4 million	$225.8 million	$208.5 million
	30%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 1,2,3,4,5,6,7,13,14	See Strategic Initiatives 1,2,3,4,5,6,7,13,14	See Strategic Initiatives 1,2,3,4,5,6,7,13,14	Weighted Average Achievement of 104.06%
Mark J. Hynes	20%	Achieve Technology Services Service Revenue Target	$193.3 million	$227.5 million	$261.6 million	$230.4 million
	30%	Achieve Technology Services Pre-tax Income	$16.1 million	$18.9 million	$21.8 million	$4.1 million
	30%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 9,10,11,12,13,14	See Strategic Initiatives 9,10,11,12,13,14	See Strategic Initiatives 10,11,12,13,14	Weighted Average Achievement of 115.84%

As noted above, 20% of the incentive compensation for the Chief Executive Officer and other named executive officers is determined by their performance appraisal for the service year. Each of our named executive officers performs a self-assessment as to his or her performance against his or her goals for the applicable year. Our Chief Executive Officer utilizes these assessments, as well as his own observations, to prepare a written performance appraisal for each of the other executive officers. These performance appraisals rate performance based on objective criteria related to two key factors: (i) the executive's ability to improve and develop their organization throughout the year and (ii) the executive's strategic contributions to the direction of the Company.

The Chief Executive Officer's scorecard performance and personal performance appraisal are determined by the Compensation Committee taking into consideration whether the Company's performance and corresponding incentive results present a fair representation of the Chief Executive Officer's performance.

For our named executive officers other than the Chief Executive Officer, the Chief Executive Officer, in conjunction with the Chief Administration Officer, presents the personal scorecard performance and the performance appraisal scores to the Compensation Committee and makes recommendations as to the incentive compensation for each executive officer (except for the Chief Administration Officer, whose performance is reviewed without the presence of such executive). The Compensation Committee evaluates the recommendations in light of the Company's overall performance and the executive's business unit or support unit's performance and makes the final compensation award determinations for each executive. Annual incentive compensation is paid to our executives and other incentive-eligible employees following this determination. For 2014, incentive compensation was awarded accordingly. Incentive compensation is set in U.S. dollars and, in the executive's discretion, may be paid in U.S. dollars or in euros converted from U.S. dollars at the exchange rate in effect as of the date of payment. Please see the Summary Compensation Table under "Executive Compensation" for the actual amounts awarded for 2014.

2015 Annual Incentive Compensation.    Generally, at the first Board of Directors meeting of the fiscal year, the Compensation Committee approves the corporate scorecard and annual incentive components for the Chief Executive Officer and other executives for the upcoming year. The Company's 2015 key performance indicators have been developed and were approved by the Board of Directors at the February 10, 2015 Board of Directors meeting.

The corporate scorecard for 2015 includes achieving an overall service revenue target, achieving business segment specific service revenue and pre-tax income targets and achieving an earnings per share target. In addition, the corporate scorecard provides for successful completion of strategic initiatives established to enhance long-term corporate and shareholder value.

The 2015 corporate strategic initiatives relate to:

  •
  Supporting customer operational objectives
  •
  Achieving origination-related services and cooperative initiatives
  •
  Growing non-Ocwen default-related service revenue
  •
  Expanding our innovative online real estate marketplace
  •
  Achieving the REALAnalytics, REALDoc and marketplace product initiatives
  •
  Growing property management and renovation services business
  •
  Maintaining compliance
  •
  Achieving operations and cost savings initiatives

Setting Compensation Levels

We believe our executive compensation programs are effectively designed, are working well in alignment with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for fiscal year 2014, our Compensation Committee considered the overwhelming shareholder support that the "Say-on-Pay" proposal received at our May 21, 2014 Annual Meeting of Shareholders. As a result, our Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future. The next "Say-on-Pay" vote will be held at our 2017 Annual Meeting of Shareholders.

From time to time, the Company conducts benchmarking on Chief Executive Officer and other named executive officer compensation among peer companies of comparable size, industry, location and similar attributes that may compete with Altisource for qualified management talent. In 2014, our Compensation Committee engaged our independent compensation consultant, Exequity, to assist the Compensation Committee in reviewing the compensation levels for the Chief Executive Officer, the Chief Administration Officer and the Chief Financial Officer. Exequity reviewed our executive compensation levels compared to pay levels among our peer companies, as analyzed by the Human Resources function with input from management, to help identify the competitive positioning of our pay practices. All information was obtained from publicly available proxy disclosures and included base salary, annual incentive compensation and long-term incentive compensation. Please see "Role of Compensation Consultant" for information on the peer group companies the Compensation Committee used in its analysis.

The Compensation Committee believes this peer group benchmarking methodology provides a fair representation of the competitive arena for executive talent and is an effective approach for setting compensation levels to ensure that the Company's pay practices allow it to attract and retain executive employees of the highest quality.

Additionally, utilizing a similar benchmarking analysis and other relevant factors, the Compensation Committee reviewed the compensation levels for the Chief Financial Officer in the first quarter of 2015 with Exequity's assistance.

Compensation Increases for Certain Named Executive Officers

Based on the benchmarking analyses, performance, retention and/or other relevant considerations, the Compensation Committee reviewed recommendations and determined appropriate base salary and annual incentive compensation targets for each of the Company's named executive officers.

On June 1, 2014, the base salaries for Messrs. Shepro and Wilcox and Ms. Esterman were increased based on benchmarking analyses, performance and market conditions. On March 1, 2015, Ms. Esterman's base salary was further increased based on additional benchmarking analyses and the value of her expected performance going forward.

On March 17, 2014, Mr. Hynes received a base salary increase in connection with his relocation from the United States to Luxembourg.

On August 1, 2014, Mr. Davila's base salary was increased in recognition of the strong performance of the Mortgage Services business segment in 2013 and the first half of 2014 and the successful execution of strategic initiatives for the segment in 2013. Effective February 1, 2015, he received an additional increase in base salary to account for the disparity between the exchange rate of 0.701 euros to the

U.S. dollar used in his Luxembourg employment agreement and the average exchange rate used for the other named executive officers.

Officer	Previous Base Salary ($)	New Base Salary ($)		Resulting Base Salary Increase (%)

William B. Shepro, Chief Executive Officer	$553,500	$780,000		41%
Kevin J. Wilcox, Chief Administration Officer	$435,625	$450,000		3%
Michelle D. Esterman, Chief Financial Officer	$322,875	$420,000	(1)	30%
Joseph A. Davila, President, Mortgage Services	$358,750	$395,863	(2)	10%
Mark J. Hynes, President, Technology Services	$250,000	$325,000		30%
(1)
Ms. Esterman's base salary was increased from $322,875 to $395,000 effective June 1, 2014, and from $395,000 to $420,000 effective March 1, 2015.

(2)
Mr. Davila's base salary was increased from $358,750 to $375,000 effective August 1, 2014 and from $375,000 to $395,863 effective February 1, 2015.

For Messrs. Shepro and Wilcox and Ms. Esterman, the Compensation Committee determined that the ratio of the incentive compensation to the total compensation should remain substantially the same. The incentive compensation target for each executive was therefore increased by substantially the same percentage as the executive's base salary. Mr. Hynes' incentive compensation target for 2014 remained unchanged as the increase in base salary accounted for the cost of living increase associated with his relocation to Luxembourg. For Mr. Davila, the Compensation Committee determined that it was appropriate that the ratio of the incentive compensation to the total compensation be increased.

As a result, the Compensation Committee approved the following increases to the incentive compensation of these named executive officers, effective as of June 1, 2014 for Messrs. Shepro and Wilcox, August 1, 2014 for Mr. Davila and March 1, 2015 for Ms. Esterman:

Officer	Previous Target Incentive Compensation ($)	New Target Incentive Compensation ($)		Resulting Target Incentive Compensation Increase (%)

William B. Shepro, Chief Executive Officer	$830,250	$1,170,000		41%
Kevin J. Wilcox, Chief Administration Officer	$435,625	$450,000		3%
Michelle D. Esterman, Chief Financial Officer	$210,000	$280,000	(1)	33%
Joseph A. Davila, President, Mortgage Services	$250,000	$350,000		40%
(1)
Ms. Esterman's target incentive compensation was increased from $210,000 to $255,000 effective June 1, 2014 and from $255,000 to $280,000 effective March 1, 2015.

Equity Incentive Plan

The Compensation Committee, in cooperation with senior management, implemented the 2009 Equity Incentive Plan, which was approved by our shareholders in 2009 in connection with our separation from Ocwen. The purpose of the 2009 Equity Incentive Plan is to provide additional incentives to key employees to make extraordinary contributions to the Company, to assist with the retention of key employees and to align the interests of our employees with the interests of our shareholders. The 2009 Equity Incentive Plan is administered by the Compensation Committee and authorizes the award of restricted stock, options, stock appreciation rights, stock purchase rights or other equity-based awards to our employees. Options awarded under the 2009 Equity Incentive Plan may be either "incentive stock options" as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended, or nonqualified stock options, as determined by the Compensation Committee.

Each award granted under the 2009 Equity Incentive Plan is evidenced by a written award agreement between the participant and us, which describes the award and states the terms and conditions to which the award is subject. If any shares subject to award are forfeited or if any award terminates, expires or lapses without being exercised, shares of common stock subject to such award will again be available for future awards.

Equity awards are typically provided in the form of stock option grants, with 75% of the granted stock options vesting only if the stock price is double or triple the exercise price as further detailed below. Our Compensation Committee uses stock options as our primary long-term incentive vehicle because stock options align the interests of executives with those of our shareholders, foster employee share ownership, support a pay-for-performance culture and focus the executive team on increasing value for our shareholders. In addition, stock option grants generally vest over a three to five-year period for retention purposes.

Stock option grants are generally made to executive officers upon joining the Company and, from time to time thereafter, following a significant change in job responsibilities, following the accomplishment of vesting performance hurdles for prior grants, to meet other special retention objectives or for other reasons our Compensation Committee deems appropriate. The Compensation Committee reviews and approves stock option awards to executive officers based upon its assessment of the individual's position, scope of responsibility, ability to affect profits and shareholder value, individual performance, a review of the executive's existing long-term incentives, retention considerations and the value of stock options in relation to other elements of the individual executive's total compensation. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management.

In line with the objectives of our compensation philosophy, Mr. Davila received 7,500 stock options (the "Origination Services Stock Options") on May 15, 2014 and 25,000 stock options (the "Standard Stock Options") on November 11, 2014; and Ms. Esterman received 25,000 Standard Stock Options on February 10, 2015.

The vesting schedule for the Origination Services Stock Options has a service-based component, in which 25% of the options vest in equal increments over four years, and a performance-based component, in which up to 75% of the options could vest in equal increments, with 25% vesting on the date when the Board of Directors determines that the performance criteria have been achieved for fiscal year 2014 and the remaining 75% vesting over the next three years. The performance-based options would commence vesting if both of the following performance criteria have been achieved for fiscal year 2014: (i) Altisource's Origination Services division earns $23.5 million of adjusted pre-tax income and (ii) the division's adjusted pre-tax income margin as a percentage of service revenue is at least 25%. On February 10, 2015, the Board of Directors determined that the performance criteria for fiscal year 2014 were not achieved.

The vesting schedule for the Standard Stock Options has a service-based component, in which 25% of the options vest in equal increments over four years, and a market-based component, in which up to 75% of the options could vest in equal increments, with 25% vesting immediately upon the achievement of certain performance criteria related to the Company's stock price and its annualized rate of return and the remaining 75% vesting over the next three years. Two-thirds of the performance-based options would commence vesting if the stock price realizes a compounded annual gain of at least 20% over the exercise price, so long as the stock price is at least double the exercise price. The remaining third of the performance-based options would commence vesting if the stock price realizes a 25% compounded annual gain, so long as it is at least triple the exercise price.

Stock Ownership Policies

Although we do not have stock ownership requirements, our philosophy is that equity ownership by our Directors and executives is important to attract, motivate, retain and align their interests with the interests of our shareholders. The Compensation Committee believes that the Company's equity incentive plans are adequate to achieve this philosophy. We also maintain a management directive detailing our trading window period policy for Directors, executive officers and other employees and our insider trading policy.

Other Compensation

The Compensation Committee's policy with respect to other employee benefit plans is to provide benefits to our employees, including our named executive officers, that are comparable to benefits offered by companies of a similar size and circumstance to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees. Consistent with this policy, on February 10, 2015, our Compensation Committee approved a benefits program to provide life insurance and disability benefits to all Luxembourg employees, including our named executive officers.

Potential Payments upon Termination or Change of Control

Below is a description of the amounts payable to each named executive officer assuming the executive's employment had terminated under various scenarios, or a change of control had occurred, on December 31, 2014 (the last business day of fiscal year 2014). Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

As noted above, our Chief Executive Officer and other named executive officers have entered into employment agreements with the Company. Under these agreements, if employment is terminated by the executive officer's retirement or disability, as defined therein, the Company will pay all standard relocation costs to relocate the executive officer to the United States. If the Company terminates the employment of the executive officer other than for "cause" ("motifs graves") and, in some instances, where employment is terminated for "good reason" by the executive officer (as defined in the applicable employment agreement), the Company is obligated to make a cash payment of between four (4) and twelve (12) months' salary in addition to certain notice and redundancy payments required under articles L.124-1 and L.124-7 of the Luxembourg Labor Code. In the case of the Chief Executive Officer and Chief Administration Officer, the Company will be obligated to pay at least one (1) year's target incentive compensation in such instance. Additionally, in the event that the Company terminates the employment of such executive officers other than for "cause" after October 1 of the service year and before incentives are paid for the prior service year, these executive officers will be entitled to receive incentive compensation for such service year. In these instances, the Company will also pay all standard relocation costs to relocate the executive officer to the United States. If an executive officer is terminated by the Company for "cause," the Company may terminate without notice and with no liability to make any further payment to the executive, other than amounts accrued and unpaid at the date of termination.

All named executive officers have options granted pursuant to the 2009 Equity Incentive Plan. In most cases, upon termination of an executive officer's employment other than for cause, the executive officer would be entitled to retain any vested portion of prior equity awards granted as well as any unvested market-based or performance-based options where the vesting hurdles have already been achieved. Additionally, upon termination of an executive officer's employment without cause or upon his or her retirement, the executive officer would be entitled to retain unvested market-based or performance-based options where the vesting hurdles are achieved within ninety (90) days of the termination. Generally, for termination not due to death, disability or retirement, the executive officer has six (6) months within which to exercise stock options pursuant to our stock option agreements. Any portion of an equity award not vested will be forfeited in any circumstance unless alternate arrangements are made at the discretion of the Compensation Committee. Furthermore, pursuant to each stock option agreement, upon termination of an executive for cause, all outstanding stock options awarded pursuant to such stock option agreement are forfeited.

Certain of the stock option agreements provide for accelerated vesting as set forth below. Upon a named executive officer's death, disability or retirement (each as defined in the applicable stock option agreement), all service-based options will immediately vest. Additionally, pursuant to certain of these agreements, if there is a change of control event or a restructuring as set forth therein, the Compensation Committee may, inter alia, adjust the vesting conditions of the options in its discretion, which could result in the immediate vesting of some or all of the options.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to all employees, that each of our named executive officers would have received if their employment had been terminated on December 31, 2014 under each of the circumstances described below.

	William B. Shepro		Kevin J. Wilcox		Michelle D. Esterman		Joseph A. Davila		Mark J. Hynes
Death
Accelerated vesting of options	-		-		-	(1)	$1,937	(1)	-
Disability
Accelerated vesting of options	-		-		-	(1)	$1,937	(1)	-
Retirement by the named executive officer
Severance Payment	$65,000	(2)	$37,500	(2)	-		-		-
Accelerated vesting of options					-	(1)	$1,937	(1)	-
Resignation by the named executive officer
Severance Payment	$65,000	(2)	$37,500	(2)	-		-		-
Termination by the Company other than for "cause"
Severance Payment	$1,105,000	(3)	$637,500	(3)	$197,500	(4)	$187,500	(4)	$162,500	(4)
Incentive Compensation	$2,249,859	(5)	$939,521	(5)	-		-		-
Termination by the named executive officer for "good reason" with ninety (90) days' notice, and failure by the Company to correct such "good reason" within ninety (90) days
Severance Payment	$910,000	(6)	$525,000	(6)	-		-		-
Incentive Compensation	$2,249,859	(5)	$939,521	(5)	-		-		-
Change of Control
Accelerated vesting of options	$149,850	(7)	$74,925	(7)	-	(7)	$7,749	(7)	$63,550	(7)
(1)
Represents amounts that would have been received in connection with the accelerated vesting of Altisource service-based options upon the occurrence of death, disability or retirement. Additionally,

  upon the occurrence of such event, Ms. Esterman would receive $270,260 and Mr. Davila would receive $56,560, based on the accelerated vesting of Altisource Asset Management Corporation ("AAMC") and Altisource Residential Corporation ("Residential") service-based options received in connection with the spin-off transactions completed on December 21, 2012.

(2)
Represents one (1) month of base salary pursuant to article L.124-7 of the Luxembourg Labor Code.

(3)
Represents one (1) year of base salary as provided under the executive's employment agreement, plus an additional five (5) months' base salary pursuant to articles L.124-1 and L.124-7 of the Luxembourg Labor Code.

(4)
Represents four (4) months' base salary as provided under the executive's employment agreement, the receipt of which is contingent upon the executive's execution of a Separation Agreement with the Company, plus an additional two (2) months' base salary as required pursuant to article L.124-1 of the Luxembourg Labor Code.

(5)
Represents one (1) year of target incentive compensation, plus actual incentive compensation that would have been earned for service year 2014. Pursuant to their employment agreements, Messrs. Shepro and Wilcox are only entitled to receive actual incentive compensation earned in the event employment is terminated after October for the service year and before incentives are paid for such service year.

(6)
Represents one (1) year of base salary as provided under the executive's employment agreement, plus an additional two (2) months' base salary as required pursuant to article L.124-1 of the Luxembourg Labor Code.

(7)
Represents December 31, 2014 amounts that would have been received in connection with the accelerated vesting of all Altisource options in the event the Compensation Committee authorizes the accelerated vesting of all options following a change of control or a restructuring. Additionally, in such event, Mr. Shepro would receive $546,515, Mr. Wilcox would receive $273,258, Ms. Esterman would receive $714,341, Mr. Davila would receive $225,932 and Mr. Hynes would receive $68,600, based on the accelerated vesting of AAMC and Residential options received in connection with the spin-off transactions completed on December 21, 2012.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 23 through 39 of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
April [ ], 2015	Timo Vättö, Chairman W. Michael Linn, Director Roland Müller-Ineichen, Director

 EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation of our named executive officers for fiscal years 2012, 2013 and 2014. Information for 2012 and 2013 is not provided for Messrs. Davila and Hynes because they were not determined to satisfy the definition of "executive officer" for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, until May 21, 2014.

Name and Principal Position	Year	Salary(1)		Stock Awards(2)	Option Awards(3)(4)	Non-Equity Incentive Plan Compensation(5)		All Other Compensation(6)		Total
William B. Shepro	2012	$488,487		$172,228	-	$1,099,095		$385,512		$2,145,322
Chief Executive Officer	2013	$543,375		-	-	$1,018,828		$329,781		$1,891,984
	2014	$685,625	(7)	-	-	$1,079,859	(8)	$477,103	(9)	$2,242,587
Kevin J. Wilcox	2012	$395,686		$86,114	-	$569,788		$236,419		$1,288,007
Chief Administration	2013	$427,656		-	-	$545,262		$171,729		$1,144,647
Officer	2014	$444,010	(10)	-	-	$489,521		$378,432	(11)	$1,311,963
Michelle D. Esterman	2012	$223,564		$51,670	$1,009,418	$218,012		$82,553		$1,585,217
Chief Financial Officer(12)	2013	$311,619		-	-	$269,938		$73,153		$654,710
	2014	$364,948	(13)	-	-	$250,277		$51,234	(14)	$666,459
Joseph A. Davila	2012	-		-	-	-		-		-
President, Mortgage	2013	-		-	-	-		-		-
Services	2014	$365,521	(15)	-	$730,306	$287,676		$66,266	(16)	$1,449,769
Mark J. Hynes	2012	-		-	-	-		-		-
President, Technology	2013	-		-	-	-		-		-
Services	2014	$326,521	(17)	-	-	$217,820		$53,727	(18)	$598,068
(1)
Represents amounts earned in corresponding year.

(2)
Represents the grant date fair value of restricted common stock in AAMC, our former subsidiary, (the "AAMC Restricted Stock") granted to our named executive officers on December 11, 2012. We determined the grant date fair value of these stock awards using a Monte Carlo simulation valuation methodology.

(3)
For awards of options, the amount disclosed represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. We estimated the grant date fair value of stock option awards in 2012 and 2014 using a Black-Scholes option-pricing model and a binomial option pricing model utilizing the following assumptions:

Service-Based Awards - Black-Scholes Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2012	35%	-	$63.43	1.17%	6.25
2013	-	-	-	-	-
2014	38% 40%	- -	$105.11 $72.78	1.80% 1.86%	6.25 6.25

Market-Based Awards - Binomial Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Contract Term in Years
2012	35%	-	$63.43	0.09% - 2.04%	14
2013	-	-	-	-	-
2014	40%	-	$72.78	0.04% - 2.38%	14
(4)
Outstanding Altisource stock options were adjusted to reflect the distribution of AAMC and Residential stock to Altisource shareholders in two spin-off transactions completed on December 21, 2012. All holders of Altisource stock option awards, including AAMC employees and those who remained with Altisource after the spin-off transactions, received the following:

•
New AAMC stock options to acquire the number of shares of AAMC equal to the product of (a) the number of Altisource stock options held on the date of the spin-off of AAMC and (b) the distribution ratio of one (1) share of AAMC common stock for every ten (10) shares of Altisource common stock;

•
New Residential stock options to acquire the number of shares of Residential equal to the product of (a) the number of Altisource stock options held on the date of the spin-off of Residential and (b) the distribution ratio of one (1) share of Residential common stock for every three (3) shares of Altisource common stock and

•
Adjusted Altisource stock options for the same number of shares of Altisource common stock with a reduced exercise price per stock option.

  We determined the exercise price of the new AAMC and Residential stock options and the adjusted Altisource stock options in a manner so that the fair value of the adjusted Altisource stock award and the new AAMC and Residential stock options immediately following the spin-offs was equivalent to the fair value of such Altisource stock award immediately prior to the spin-offs. No incremental share-based compensation was recognized as a result of this adjustment.

(5)
Consists of the cash portion of annual incentive compensation related to performance measures satisfied in the year indicated and awarded in the first quarter of the following year.

(6)
Consists of contributions paid by Altisource to each executive officer for housing allowances, personal use of company car(s), settling-in allowances, education allowances, goods and services allowances, travel allowances, medical benefits and tax-related allowances as detailed below.

(7)
Mr. Shepro's annual base salary was $553,500 from January 1, 2014 through May 31, 2014 and $780,000 from June 1, 2014 through December 31, 2014. Mr. Shepro's salary is paid in euros using an exchange rate of 0.74139 euros to the U.S. dollar pursuant to his Luxembourg employment agreement.

(8)
Mr. Shepro's incentive compensation for 2014 was paid in euros. For purposes of the table, his incentive compensation was converted into U.S. dollars at an exchange rate of 0.8960 euros to the U.S. dollar, the exchange rate on the date of payment.

(9)
Includes $112,684 for housing allowance, $15,658 for personal use of two company cars, $76,269 for education allowance, $23,666 for goods and services allowance, $16,008 for travel allowance, $30,235 for medical benefits, $148,310 for tax normalization allowance for 2012 earnings, $41,925 in advance for tax normalization allowances for 2013 and 2014 earnings and $12,348 for tax preparation services. Mr. Shepro's other compensation is paid in euros. For purposes of the table, his other compensation is converted into U.S. dollars at the average daily exchange rate for the year in which such compensation was earned. In 2014, the average daily exchange rate was 0.7519 euros to the U.S. dollar.

(10)
Mr. Wilcox's annual base salary was $435,625 from January 1, 2014 through May 31, 2014 and $450,000 from June 1, 2014 through December 31, 2014. Mr. Wilcox's salary is paid in euros using an exchange rate of 0.74139 euros to the U.S. dollar pursuant to his Luxembourg employment agreement.

(11)
Includes $110,031 for housing allowance, $3,385 for personal use of a company car, $23,666 for goods and services allowance, $6,623 for travel allowance, $9,754 for medical benefits, $109,249 for tax normalization allowance for 2012 earnings, $105,574 in advance for tax normalization allowances for 2013 and 2014 earnings and $10,150 for tax preparation services. Mr. Wilcox's other compensation is paid in euros. For purposes of the table, his other compensation is converted into U.S. dollars at the average daily exchange rate for the year in which such compensation was earned. In 2014, the average daily exchange rate was 0.7519 euros to the U.S. dollar.

(12)
Ms. Esterman joined the Company as Chief Financial Officer effective March 12, 2012.

(13)
Ms. Esterman's annual base salary was $322,875 from January 1, 2014 through May 31, 2014 and $395,000 from June 1, 2014 through December 31, 2014. Ms. Esterman's salary is paid in euros using an exchange rate of 0.748 euros to the U.S. dollar pursuant to her Luxembourg employment agreement.

(14)
Includes $34,530 for housing allowance, $5,804 for personal use of a company car and $10,900 for tax preparation services. Ms. Esterman's other compensation is paid in euros. For purposes of the table, her other compensation is converted into U.S. dollars at the average daily exchange rate for the year in which such compensation was earned. In 2014, the average daily exchange rate was 0.7519 euros to the U.S. dollar.

(15)
Mr. Davila's annual base salary was $358,750 from January 1, 2014 through July 31, 2014 and $375,000 from August 1, 2014 through December 31, 2014. Mr. Davila's salary is paid in euros using an exchange rate of 0.701 euros to the U.S. dollar pursuant to his Luxembourg employment agreement.

(16)
Includes $47,737 for education allowance, $13,001 for travel allowance and $5,528 for tax preparation services. Mr. Davila's other compensation is paid in euros. For purposes of the table, his other compensation is converted into U.S. dollars at the average daily exchange rate for the year in which such compensation was earned. In 2014, the average daily exchange rate was 0.7519 euros to the U.S. dollar.

(17)
Mr. Hynes' annual base salary was $250,000 from January 1, 2014 through March 16, 2014 and $325,000 from March 17, 2014 through December 31, 2014, Mr. Hynes' salary is paid in euros using an exchange rate of 0.740 euros to the U.S. dollar pursuant to his Luxembourg employment agreement.

(18)
Includes $26,600 for housing allowance, $17,285 for education allowance and $9,842 for settling-in allowance. Mr. Hynes' other compensation is paid in euros. For purposes of the table, his other compensation is converted into U.S. dollars at the average daily exchange rate for the year in which such compensation was earned. In 2014, the average daily exchange rate was 0.7519 euros to the U.S. dollar.

For more information about the elements of compensation paid to our named executive officers, see "Compensation Discussion and Analysis" above.

Grants of Plan Based Awards for 2014

The following table provides information related to non-equity incentive plan compensation and equity incentive plan awards pursuant to our annual incentive compensation and our 2009 Equity Incentive Plan by the individuals named in the Summary Compensation Table.

						All Other Option Awards: Number of Securities Underlying Options
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Grant Date Fair Value of Stock and Option Awards
							Exercise or Base Price of Option Awards
Name	Grant Date		Threshold	Target	Maximum
William B. Shepro	-		$514,219	$1,028,438	$1,542,657	-	-	-
Kevin J. Wilcox	-		$222,005	$444,010	$666,015	-	-	-
Michelle D. Esterman	-		$118,125	$236,250	$354,375	-	-	-
Joseph A. Davila	-		$129,167	$258,333	$387,500	-	-	-
	5/15/14	(2)	-	-	-	7,500	105.11	$78,365
	11/11/14	(3)	-	-	-	25,000	72.78	$651,941
Mark J. Hynes	-		$125,000	$250,000	$375,000	-	-	-
(1)
These amounts represent the possible non-equity compensation that may have been earned by each respective executive officer in 2014 under the different achievement levels presented on their personal scorecards which are more fully discussed in our Compensation Discussion and Analysis.

(2)
Granted pursuant to our 2009 Equity Incentive Plan. The vesting schedule for these options has a service-based component, in which 25% vest in equal increments over four years, and a performance-based component, in which up to 75% of the options could vest in equal increments, with 25% vesting on the date when the Board of Directors determines that the performance criteria have been achieved for fiscal year 2014 and the remaining 75% vesting over the next three years. The performance-based options would commence vesting if both of the following performance criteria have been achieved for fiscal year 2014: (i) Altisource's Origination Services division earns $23.5 million of adjusted pre-tax income and (ii) the division's adjusted pre-tax income margin as a percentage of service revenue is at least 25%. On February 10, 2015, the Board of Directors determined that the performance criteria for fiscal year 2014 were not achieved.

(3)
Granted pursuant to our 2009 Equity Incentive Plan. The vesting schedule for these options has a service-based component, in which 25% of the options vest in equal increments over four years, and a market-based component, in which up to 75% of the options could vest in equal increments, with 25% vesting immediately upon the achievement of certain performance criteria related to the Company's stock price and its annualized rate of return and the remaining 75% vesting over the next three years. Two-thirds of the performance-based options would commence vesting if the stock price realizes a compounded annual gain of at least 20% over the exercise price, so long as the stock price is at least double the exercise price. The remaining third of the performance-based options would commence vesting if the stock price realizes a 25% compounded annual gain, so long as it is at least triple the exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards as of December 31, 2014 for the individuals named in the Summary Compensation Table.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)		Option Exercise Price(3)	Option Expiration Date
William B. Shepro(4)	6,026	-		-		$9.19	1/31/2015
	13,230	-		-		$11.02	1/31/2016
	9,459	-		-		$13.58	5/10/2017
	68,751	-		-		$9.14	7/14/2018
	137,500	-		-		$9.14	7/14/2018
	68,750	-		-		$9.14	7/14/2018
	60,000	-		-		$23.80	5/19/2020
	120,000	-		-		$23.80	5/19/2020
	45,000	15,000	(5)	-		$23.80	5/19/2020
Kevin J. Wilcox(4)	5,948	-		-		$11.02	1/31/2016
	8,130	-		-		$13.58	5/10/2017
	51,667	-		-		$9.14	7/14/2018
	103,334	-		-		$9.14	7/14/2018
	51,667	-		-		$9.14	7/14/2018
	30,000	-		-		$23.80	5/19/2020
	60,000	-		-		$23.80	5/19/2020
	22,500	7,500	(5)	-		$23.80	5/19/2020
Michelle D. Esterman(4)	7,313	7,312	(6)	-		$60.76	3/12/2022
	21,938	7,312	(7)	-		$60.76	3/12/2022
	-	-		14,625	(8)	$60.76	3/12/2022
Joseph A. Davila	4,688	1,562	(9)	-		$32.55	7/28/2021
	9,375	3,125	(10)	-		$32.55	7/28/2021
	4,688	1,562	(11)	-		$32.55	7/28/2021
	469	1,406	(12)	-		$95.12	5/15/2023
	-	1,875	(13)	-		$105.11	5/15/2024
	-	-		5,625	(14)	$105.11	5/15/2024
	-	6,250	(15)	-		$72.78	11/11/2024
	-	-		12,500	(16)	$72.78	11/11/2024
	-	-		6,250	(17)	$72.78	11/11/2024
Mark J. Hynes	20,000	-		-		$21.08	1/25/2020
	40,000	-		-		$21.08	1/25/2020
	15,000	5,000	(18)	-		$21.08	1/25/2020
(1)
Options awarded where the performance hurdles have been achieved but remain subject to additional service-based criteria.

(2)
Options awarded where the performance hurdles have not been achieved.

(3)
The exercise price of each outstanding stock option of Altisource was adjusted to reflect the value of AAMC and Residential common stock distributed to Altisource shareholders in connection with the spin-off transactions completed on December 21, 2012. Additionally, in connection with the spin-off transactions, each of our named executive officers received new AAMC stock options and new Residential stock options in amounts proportional to the number of Altisource stock options held on the date of the spin-off transactions, as further described in footnote 4 to our Summary Compensation Table.

(4)
A one-time AAMC Restricted Stock award was granted to our Chief Executive Officer, Chief Administration Officer and Chief Financial Officer pursuant to the Altisource Asset Management Corporation 2012 Equity Incentive Plan on December 11, 2012. Mr. Shepro received 29,216 shares of AAMC Restricted Stock, of which 21,912 had not vested as of December 31, 2014, with a market value as of December 31, 2014 of $6,795,349. Mr. Wilcox received 14,608 shares of AAMC Restricted Stock, of which 10,956 had not vested as of December 31, 2014, with a market value as of December 31, 2014 of $3,397,675. Ms. Esterman received 8,765 shares of AAMC Restricted Stock, of which 6,573 had not vested as of December 31, 2014, with a market value as of December 31, 2014 of $2,038,419. Awards vest in accordance with a vesting schedule (over a four-year period) if the market value of AAMC's stock meets the established market value and other criteria, which were met on January 11, 2013 (first 25%), April 26, 2013 (next 50%) and May 21, 2013 (remaining 25%).

(5)
Options vest on July 2, 2015.

(6)
Options vest in two (2) equal installments on March 12, 2015 and March 12, 2016.

(7)
Options vest on October 24, 2015.

(8)
25% of options vest upon Altisource achieving a stock price of $182.28 and an annual rate of return of 25% over the exercise price with the balance vesting 25% each subsequent anniversary thereof.

(9)
Options vest on July 28, 2015.

(10)
Options vest on June 18, 2015.

(11)
Options vest on October 3, 2015.

(12)
Options vest in three (3) equal installments on May 15, 2015, May 15, 2016 and May 15, 2017.

(13)
Options vest in four (4) equal installments on May 15, 2015, May 15, 2016, May 15, 2017 and May 15, 2018.

(14)
Options would commence vesting if both of the following performance criteria have been achieved for fiscal year 2014: (i) Altisource's Origination Services division earns $23.5 million of adjusted pre-tax income and (ii) the division's adjusted pre-tax income margin as a percentage of service revenue is at least 25%. On February 10, 2015, the Board of Directors determined that the performance criteria for fiscal year 2014 were not achieved.

(15)
Options vest in four (4) equal installments on November 11, 2015, November 11, 2016, November 11, 2017 and November 11, 2018.

(16)
25% of options vest upon Altisource achieving a stock price of $145.56 and an annual rate of return of 25% over the exercise price with the balance vesting 25% each subsequent anniversary thereof.

(17)
25% of options vest upon Altisource achieving a stock price of $218.34 and an annual rate of return of 25% over the exercise price with the balance vesting 25% each subsequent anniversary thereof.

(18)
Options vest on June 8, 2015.

Option Exercises and Stock Vested

During fiscal year 2014, none of the individuals named in the Summary Compensation Table realized any amounts on the exercise of Altisource options or the vesting of Altisource restricted stock.

 APPOINTMENT OF
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
(Proposal Two)

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2015 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period (together "Deloitte"). The Audit Committee has further recommended that such appointment be submitted for approval by our shareholders at the Annual Meeting of Shareholders.

Representatives of Deloitte will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT
REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR 2015 AND DELOITTE AUDIT S.À R.L.
AS THE CERTIFIED AUDITOR FOR ALL STATUTORY ACCOUNTS AS REQUIRED BY LUXEMBOURG LAW FOR THE SAME PERIOD

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

  •
  Reviewed and discussed with management Altisource's audited financial statements as of and for the year ended December 31, 2014;

  •
  Discussed with Deloitte & Touche LLP, Altisource's independent registered certified public accounting firm, the matters required to be discussed under PCAOB standards; and

  •
  Received and reviewed the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered certified public accounting firm's communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Altisource's annual report on Form 10-K for the year ended December 31, 2014.

Audit Committee: Roland Müller-Ineichen, Chairman W. Michael Linn, Director Timo Vättö, Director

April [    ], 2015

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to Altisource for professional services by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in fiscal years 2013 and 2014:

Category	2013	2014
Audit Fees	$1,366,866	$1,536,428
Audit-Related Fees	$466,520	$212,216
Tax Fees	$303,874	$342,135
All Other Fees	-	-

Total	$2,137,260	$2,090,779

Audit Fees.    This category includes the aggregate fees and expenses billed for professional services rendered for the audits of Altisource's consolidated financial statements for fiscal years 2013 and 2014, for the reviews of the financial statements included in Altisource's quarterly reports on Form 10-Q during fiscal years 2013 and 2014 and for services that are normally provided by the independent registered certified public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees.    This category includes the aggregate fees billed for fiscal years 2013 and 2014 for audit-related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under "Audit Fees" and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees.    This category includes the aggregate fees billed for fiscal years 2013 and 2014 for professional services rendered by the independent registered certified public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees.    This category includes the aggregate fees billed for fiscal years 2013 and 2014 for products and services provided by the independent registered certified public accounting firm that are not reported above under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Deloitte & Touche LLP in fiscal years 2013 and 2014 and determined that such services and fees are compatible with the independence of Deloitte & Touche LLP.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the independent registered certified public accounting firm's independence. Unless a type of service to be provided by the independent registered certified public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In fiscal years 2013 and 2014, all fees associated with the independent registered certified public accounting firm's services were pre-approved by the Audit Committee.

Representatives from Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement, if they desire to do so, and will be available to respond to questions from shareholders.

Audit Committee Pre-Approval Policy

Pursuant to its charter, the Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by the independent auditors. The Chairman shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting for ratification. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

 APPROVAL OF THE COMPANY'S ANNUAL ACCOUNTS
PREPARED IN ACCORDANCE WITH LUXEMBOURG GAAP FOR
THE YEAR ENDED DECEMBER 31, 2014
AND ITS CONSOLIDATED FINANCIAL STATEMENTS
PREPARED IN ACCORDANCE WITH U.S. GAAP INCLUDING A FOOTNOTE
RECONCILIATION OF EQUITY AND NET INCOME TO IFRS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2014
(Proposal Three)

Pursuant to Luxembourg law, the Luxembourg Statutory Accounts must be submitted each year to shareholders for approval at the Annual Meeting of Shareholders.

The Luxembourg Annual Accounts are prepared in accordance with Luxembourg GAAP and consist of a balance sheet, a profit and loss account and the notes for the unconsolidated Altisource Portfolio Solutions S.A. entity. There is no statement of movements in equity or statement of cash flows included in the Luxembourg Annual Accounts under Luxembourg GAAP. Profits earned by the subsidiaries of Altisource Portfolio Solutions S.A. are not included in the Luxembourg Annual Accounts unless such amounts are distributed to Altisource Portfolio Solutions S.A. The Luxembourg Annual Accounts as of and for the year ended December 31, 2014 show total assets of $2,123.1 million and a profit for the year then ended of $1,860.4 million. Total assets as of December 31, 2014 and profit for the year then ended were impacted by a restructuring of subsidiaries of Altisource Portfolio Solutions S.A. in the third quarter of 2014.

The Consolidated Accounts are prepared in accordance with U.S. GAAP, including a footnote reconciliation of equity and net income to IFRS, and consist of a balance sheet, statement of operations, statement of changes in stockholders' equity, statement of cash flows and the accompanying notes. The Consolidated Accounts present the financial position and results of operations for Altisource and all of its subsidiaries as if the individual entities were a single company. As of December 31, 2014, the Consolidated Accounts show IFRS total equity of $44.1 million and IFRS net income of $126.2 million for the year then ended.

Pursuant to Luxembourg law, following shareholder approval of the Luxembourg Statutory Accounts, such accounts must be filed with the Luxembourg trade registry as public documents. If Altisource does not receive shareholder approval of the Luxembourg Statutory Accounts, we cannot make this filing.

Altisource's Luxembourg Statutory Accounts will be available to shareholders from April 20, 2015 until the conclusion of the Annual Meeting of Shareholders at Altisource's registered office.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE APPROVAL OF THE LUXEMBOURG STATUTORY ACCOUNTS

 RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR
THE LUXEMBOURG STATUTORY ACCOUNTS
(Proposal Four)

Under Luxembourg law, the Board of Directors is required to prepare annual Directors' reports for the Luxembourg Statutory Accounts (the "Directors' Reports"). The Directors' Reports present the Luxembourg Statutory Accounts for the relevant fiscal year, provide an explanation as to the results and certain other required Company matters and propose the allocation of such results to the shareholders.

The Directors' Reports for the Luxembourg Statutory Accounts will be available to shareholders from April 20, 2015 until the conclusion of the Annual Meeting of Shareholders at Altisource's registered office. Following shareholder approval of the Luxembourg Statutory Accounts, the Directors' Reports will be filed with the Luxembourg trade registry as public documents.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR
THE LUXEMBOURG STATUTORY ACCOUNTS

ALLOCATION OF THE PROFITS
IN THE LUXEMBOURG ANNUAL ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2014
(Proposal Five)

Each year, the shareholders of Altisource are required to approve the allocation of the results of the unconsolidated Altisource Portfolio Solutions S.A. entity, as determined by the Luxembourg Annual Accounts.

Luxembourg law requires that at least 5% of the net profits, if any, for the Luxembourg Annual Accounts be allocated to a legal reserve; provided, however that an allocation ceases to be compulsory when the legal reserve reaches 10% of the share capital of Altisource, but again becomes compulsory when the reserve amount falls below this threshold.

The Board of Directors proposes that the shareholders of the Company approve the allocation of the Company's profits as follows:

Year Ended December 31, 2014

  •
  No allocation to the legal reserve, as the legal reserve reached the maximum required 10% of the share capital of Altisource in 2012. Consequently, no further allocation to the legal reserve was required in 2014

  •
  An allocation of the 2014 profit of $1,860.4 million to profit brought forward

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE ALLOCATION OF THE PROFITS IN THE LUXEMBOURG
ANNUAL ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2014

 DISCHARGE OF EACH OF THE CURRENT AND PAST DIRECTORS OF
ALTISOURCE PORTFOLIO SOLUTIONS S.A.
FOR THE PERFORMANCE OF THEIR MANDATE DURING THE
YEAR ENDED DECEMBER 31, 2014
(Proposal Six)

Pursuant to Luxembourg law, after the approval of the Luxembourg Statutory Accounts (as discussed in Proposal Three above), the shareholders of Altisource are required to vote on whether to discharge Altisource's Directors for the performance of their mandate during the relevant fiscal year. If the shareholders grant the discharge of Directors for the relevant fiscal year, shareholders will not be able to initiate a liability claim against such Directors in connection with the performance of their mandate for the relevant fiscal year. However, such discharge will not be valid in certain instances as specified in Article 75 of the Luxembourg Law of 10 August 1915 on commercial companies, as amended. For fiscal year 2014, Altisource believes no such instances have occurred.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE
DISCHARGE OF EACH OF THE CURRENT AND PAST DIRECTORS OF ALTISOURCE PORTFOLIO
SOLUTIONS S.A. FOR THE PERFORMANCE OF THEIR MANDATE DURING THE YEAR ENDED
DECEMBER 31, 2014

 RATIFICATION OF NON-MANAGEMENT DIRECTORS' COMPENSATION
FOR THE 2014 TO 2015 SERVICE YEAR AND
APPROVAL OF CHANGES TO NON-MANAGEMENT DIRECTORS' COMPENSATION
(Proposal Seven)

Luxembourg law requires the Company to submit changes in Directors' compensation to our shareholders for approval.

As discussed in the "Board of Directors Compensation" section of this proxy statement, the Compensation Committee wishes to establish Director pay levels that are consistent with those of our peer group companies to ensure we can attract and retain the best possible candidates for our Board of Directors.

For the 2014 to 2015 service year, the Compensation Committee has recommended that (i) the annual cash retainer to our non-management Directors be increased from $49,000 to $54,000 and (ii) the value of the annual award of shares of common stock to our non-management Directors be increased from $45,000 to $60,000, as determined on the first day of the service year by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market. Additionally, the Compensation Committee has recommended that (i) annual cash compensation to committee chairpersons (other than the Audit Committee chairperson and Compliance Committee chairperson) be increased from $5,000 to $7,500, (ii) annual cash compensation to Audit Committee members (other than the Audit Committee chairperson) be increased from $5,000 to $7,500, (iii) annual cash compensation to the Audit Committee chairperson be increased from $12,500 to $15,000 and (iv) annual cash compensation to the Compliance Committee chairperson be increased from $10,000 to $12,500. The proposed compensation was approved by our Compensation Committee on May 21, 2014, subject to ratification at the 2015 Annual Meeting of Shareholders.

Beginning in the 2015 to 2016 service year, the Compensation Committee recommends that the value of the annual award of shares of common stock to our non-management Directors be increased from $60,000 to $75,000, as determined on the first day of the service year by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market. Additionally, the Compensation Committee has recommended that (i) the annual cash retainer to the Board of Directors chairperson be increased from $50,000 to $85,000, (ii) the annual cash retainer to the Executive Committee chairperson be set at $15,000, (iii) annual cash compensation to the Audit Committee chairperson be increased from $15,000 to $20,000 and (iv) annual cash compensation to Compliance Committee members (other than the Compliance Committee chairperson) be set at $5,000.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE RATIFICATION OF NON-MANAGEMENT DIRECTORS'
COMPENSATION FOR THE 2014 TO 2015 SERVICE YEAR AND
APPROVAL OF CHANGES TO NON-MANAGEMENT DIRECTORS' COMPENSATION

 APPROVAL OF A SHARE REPURCHASE PROGRAM WHEREBY ALTISOURCE IS AUTHORIZED,
FOR A PERIOD OF FIVE YEARS, TO REPURCHASE UP TO FIFTEEN PERCENT (15%) OF THE
OUTSTANDING SHARES OF ITS COMMON STOCK
(Proposal Eight)

At the Special Meeting of Shareholders on February 28, 2014, our shareholders approved a share repurchase program authorizing the repurchase of up to fifteen percent (15%) of the outstanding shares of the Company's stock as of the close of business on the date of shareholder approval. Under that program, shares are eligible for repurchase at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share. As of March 23, 2015, the total number of shares repurchased under the program amounted to 11.9% of Altisource's 20,132,326 outstanding shares. Therefore, the Board of Directors of Altisource has approved presenting a new share repurchase program (the "Share Repurchase Program") to the shareholders, whereby the Board of Directors is empowered to purchase outstanding shares of the Company's stock within the following limits.

The Share Repurchase Program will continue to be subject to Luxembourg law and provides for the equal treatment of shareholders. The term of authorization for repurchases will be five (5) years from the date of shareholder approval. The maximum number of shares authorized to be repurchased will be up to fifteen percent (15%) of shares outstanding as of the close of business on the date of shareholder approval. Shares will be eligible for purchase at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share. The purchase volumes will be subject to daily volume restrictions per SEC regulations. The Board of Directors shall be empowered to give authority to the Company's Chief Executive Officer, with power of substitution, to decide within the limits of the authorization set out above, the timing and conditions of the Share Repurchase Program.

Altisource has historically demonstrated strong cash earnings capabilities. The Board of Directors believes the Share Repurchase Program could be an effective use of Altisource's cash earnings and provide flexibility for Altisource to be opportunistic in repurchasing shares. Additionally, the Board of Directors believes the Share Repurchase Program will assist in offsetting shareholder dilution resulting from periodic grants of equity incentive awards.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE APPROVAL OF THE SHARE REPURCHASE PROGRAM

 BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board of Directors has adopted policies and procedures for review, approval and monitoring of transactions in which a conflict of interest may arise within our written Code of Business Conduct and Ethics which is available at www.altisource.com. Any situation that potentially qualifies as a conflict of interest is to be immediately disclosed to the head of the internal audit function and/or the General Counsel to assess the nature and extent of any concern as well as the appropriate next steps. The head of the internal audit function or the General Counsel will notify the Chairman of the Board of Directors or the Chairman of the Audit Committee, as appropriate, if any such situation requires Board of Directors or Audit Committee approval.

For transactions involving Altisource and related parties (Directors and named executive officers or their immediate family members or shareholders owning 5% or greater of the Company's outstanding stock, or an entity in which such individual has a direct or indirect material interest), the Audit Committee of the Board of Directors has adopted policies and procedures to govern the review, approval and monitoring of these transactions. Pursuant to these policies, related party transactions that meet the threshold for disclosure under the relevant SEC rules or involve a director, named executive officer and/or their immediate family members must be approved by the Audit Committee. In considering a transaction, the Audit Committee will consider all relevant factors including (i) whether the transaction is in the best interests of Altisource; (ii) alternatives to the transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts and (v) the overall fairness of the transaction to Altisource. The Audit Committee will periodically monitor any approved related party transactions to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

We have significant business relationships with and provide services to Ocwen and Residential. We also provide certain services to AAMC and Home Loan Servicing Solutions, Ltd. ("HLSS"). Ocwen, Residential, AAMC and HLSS have been related parties of Altisource. Our former Chairman, William C. Erbey, who stepped down from the Altisource, Ocwen, Residential, AAMC and HLSS Boards of Directors effective January 16, 2015, owns or controls common stock in each of these companies. As of December 31, 2014, Mr. Erbey owned or controlled approximately 29% of the common stock of Altisource, approximately 14% of the common stock of Ocwen, approximately 4% of the common stock of Residential, approximately 28% of the common stock of AAMC and approximately 1% of the common stock of HLSS. Additionally, certain members of our management have equity interests in Ocwen, Residential, AAMC and/or HLSS. Such ownership interests could create, or appear to create, conflicts of interest with respect to matters potentially or actually involving or affecting us and Ocwen, Residential, AAMC and HLSS, as the case may be.

Ocwen

For the year ended December 31, 2014, the Company generated segment revenue from Ocwen of $528.3 million for Mortgage Services, $27.1 million for Financial Services and $95.4 million for Technology Services. Services provided to Ocwen during such periods included residential property valuation, real estate asset management and sales, trustee management services, property inspection and preservation, insurance services, charge-off mortgage collections, information technology infrastructure management and software applications including our software platforms. We record revenue we earn from Ocwen under the service agreements at rates we believe to be comparable market rates as we believe they are consistent with the fees we charge to other customers and/or fees charged by our competitors for comparable services. Altisource derived 60% of its revenues in 2014 directly from Ocwen and revenue earned from loans serviced by Ocwen when Ocwen designates us as the service provider.

We earn additional revenue on the portfolios serviced by Ocwen that is not considered related party revenue when a party other than Ocwen selects Altisource as the service provider. For the year ended December 31, 2014, we recognized revenue of $256.0 million on the portfolios serviced by Ocwen that is not considered related party revenue.

For the year ended December 31, 2014, Ocwen billed the Company $38.6 million for data access fees and contractor and/or employee costs under service agreements. For the year ended December 31, 2014, the Company billed Ocwen $4.5 million, and Ocwen billed the Company $6.1 million for services provided under support services agreements.

Altisource's relationship with Ocwen was contemplated at the time of the separation and was implemented prior to the adoption of the related party transaction policy and procedure discussed above.

HLSS, Residential and AAMC

For the year ended December 31, 2014, Altisource billed Residential $16.0 million and AAMC $0.1 million for services provided under its respective services agreements with each of these companies. For the year ended December 31, 2014, Altisource billed HLSS $0.9 million and AAMC $0.9 million under support services agreements.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder desires to have included in our proxy materials relating to our 2016 Annual Meeting of Shareholders, which is scheduled to be held on May 18, 2016, must be received at our registered office no later than December 8, 2015. All shareholder proposals for the 2016 Annual Meeting of Shareholders should be directed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. We recommend that you send any shareholder proposal by certified mail, return-receipt requested.

For any proposal that is not submitted for inclusion in the proxy statement for the 2016 Annual Meeting of Shareholders, but is instead sought to be presented directly at the 2016 Annual Meeting of Shareholders, SEC rules permit management to vote proxies in its discretion if we (i) receive notice of the proposal before the close of business on February 21, 2016 and advise shareholders in the 2016 proxy statement about the nature of the matter and how management intends to vote on such matter or (ii) do not receive notice of the proposal prior to the close of business on February 21, 2016.

Notice of intent to present a proposal at the 2016 Annual Meeting of Shareholders should be directed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

We have not received notice of any shareholder proposals relating to the 2015 Annual Meeting of Shareholders. At the 2015 Annual Meeting of Shareholders, our management may exercise discretionary authority when voting on any properly presented shareholder proposal that is not included as an agenda item in this proxy statement.

ANNUAL REPORTS

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2014 was made available to shareholders on March 2, 2015. The annual report can be found on our website www.altisource.com under Investor Relations.

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote at the meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2014, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations, Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

 OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of the annual report for 2014 and this proxy statement will be made available to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, except with respect to broker "non-votes," the shares represented by all valid proxies received will be voted: for the nominees for Director named earlier in this proxy statement; for the approval of the selection of the independent auditor; for the approval of Altisource Portfolio Solutions S.A.'s Luxembourg Statutory Accounts; for the proposal to allocate the profits in the Luxembourg Annual Accounts for the year ended December 31, 2014; for the approval of the discharge of each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2014; for the proposal to ratify non-management Directors' compensation for the 2014 to 2015 service year and approve changes to non-management Directors' compensation; and for the proposal to approve a share repurchase program whereby Altisource Portfolio Solutions S.A. is authorized, for a period of five years, to repurchase up to fifteen percent (15%) of the outstanding shares of its common stock (as of the close of business on the date of shareholder approval) at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your broker, bank or other nominee may only deliver one (1) copy of this proxy statement and our 2014 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one (1) or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and our 2014 annual report was sent may request a separate copy by contacting Investor Relations, Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg, or by calling our Investor Relations department at +352 2469 7950. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

This proxy statement and our 2014 annual report may be viewed online on our website under Investor Relations—Financial Information at http://ir.altisource.com/financials.cfm. In addition, this proxy statement and our 2014 annual report are available at www.proxyvote.com. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided if you vote by Internet or by telephone, as instructed on your proxy card. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Altisource Portfolio Solutions S.A. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ALTISOURCE PORTFOLIO SOLUTIONS S.A. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 M88033-P63772 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Except For All Withhold All ALTISOURCE PORTFOLIO SOLUTIONS S.A. The Board of Directors recommends you vote FOR the following: 1. Election of Directors ! ! ! Nominees: 01) Timo Vättö 02) William B. Shepro 03) W. Michael Linn 04) Roland Müller-Ineichen Against Abstain The Board of Directors recommends you vote FOR the following proposals: For Against Abstain For 2. Proposal to approve the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2015 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period 4. Proposal to receive and approve the Directors' reports for the Luxembourg Statutory Accounts ! ! ! ! ! ! 5. Proposal to allocate the profits in the Luxembourg Annual Accounts for the year ended December 31, 2014 ! ! ! 6. Proposal to discharge each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2014 ! ! ! ! ! ! 3. Proposal to approve Altisource Portfolio Solutions S.A.’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg for the year ended December 31, 2014 (the “Luxembourg Annual Accounts”), and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards for the year ended December 31, 2014 (the “Consolidated Accounts”) (together, the “Luxembourg Statutory Accounts”) 7. Proposal to ratify non-management Directors’ compensation for the 2014 to 2015 service year and approve changes to non-management Directors’ compensation ! ! ! ! ! ! 8. Proposal to approve a share repurchase program whereby Altisource Portfolio Solutions S.A. is authorized, for a period of five years, to repurchase up to fifteen percent (15%) of the outstanding shares of its common stock (as of the close of business on the date of shareholder approval) at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share ! For address changes and/or comments, please check this box and write them on the back where indicated. NOTE: Proxies will vote in their discretion upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. ! ! Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Preliminary - Subject to change Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. M88034-P63772 ALTISOURCE PORTFOLIO SOLUTIONS S.A. 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg REVOCABLE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned hereby appoints William B. Shepro and Kevin J. Wilcox, or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock (“Common Stock”) of Altisource Portfolio Solutions S.A. (the “Company”) held of record by the undersigned on the meeting date, or, if you hold our common stock through a clearing agency, you are a holder as of the fourteenth day prior to the meeting date, at the Annual Meeting of Shareholders to be held at the offices of the Company located at 40, avenue Monterey L-2163 Luxembourg City, Grand Duchy of Luxembourg on Wednesday, May 20, 2015, at 9:00 a.m., Central European Time and at any adjournment or postponement thereof. Shares of Common Stock of the Company will be voted as specified. If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR the election of each of the Board of Directors’ nominees to the Board of Directors; FOR the approval of the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP to be our independent registered certified public accounting firm for the year ending December 31, 2015 and Deloitte Audit S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period; FOR the approval of Altisource Portfolio Solutions S.A.’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg for the year ended December 31, 2014 (the “Luxembourg Annual Accounts”) and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards for the year ended December 31, 2014 (the “Consolidated Accounts”) (together, the “Luxembourg Statutory Accounts”); FOR the receipt and approval of the Directors' reports for the Luxembourg Statutory Accounts; FOR the allocation of the profits in the Luxembourg Annual Accounts for the year ended December 31, 2014; FOR the approval of the discharge of each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2014; FOR the ratification of non-management Directors’ compensation for the 2014 to 2015 service year and approval of changes to non-management Directors’ compensation; and FOR the approval of a share repurchase program whereby Altisource Portfolio Solutions S.A. is authorized, for a period of five years, to repurchase up to fifteen percent (15%) of the outstanding shares of its common stock (as of the close of business on the date of shareholder approval) at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. to be held on May 20, 2015, or any adjournment or postponement thereof and a Proxy Statement for the Annual Meeting prior to the signing of this proxy. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be dated and signed on the reverse side

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ALTISOURCE PORTFOLIO SOLUTIONS S.A. 40, avenue Monterey L-2163 Luxembourg City Grand Duchy of Luxembourg R.C.S. Luxembourg B 72 391
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2015
ALTISOURCE PORTFOLIO SOLUTIONS S.A. PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS (Proposal One)
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
BOARD OF DIRECTORS COMPENSATION
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND RELATED SHAREHOLDER MATTERS
Shares Beneficially Owned as of March 23, 2015(1)
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM (Proposal Two)
APPROVAL OF THE COMPANY'S ANNUAL ACCOUNTS PREPARED IN ACCORDANCE WITH LUXEMBOURG GAAP FOR THE YEAR ENDED DECEMBER 31, 2014 AND ITS CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH U.S. GAAP INCLUDING A FOOTNOTE RECONCILIATION OF EQUITY AND NET INCOME TO IFRS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2014 (Proposal Three)
RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR THE LUXEMBOURG STATUTORY ACCOUNTS (Proposal Four)
ALLOCATION OF THE PROFITS IN THE LUXEMBOURG ANNUAL ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2014 (Proposal Five)
DISCHARGE OF EACH OF THE CURRENT AND PAST DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR THE PERFORMANCE OF THEIR MANDATE DURING THE YEAR ENDED DECEMBER 31, 2014 (Proposal Six)
RATIFICATION OF NON-MANAGEMENT DIRECTORS' COMPENSATION FOR THE 2014 TO 2015 SERVICE YEAR AND APPROVAL OF CHANGES TO NON-MANAGEMENT DIRECTORS' COMPENSATION (Proposal Seven)
APPROVAL OF A SHARE REPURCHASE PROGRAM WHEREBY ALTISOURCE IS AUTHORIZED, FOR A PERIOD OF FIVE YEARS, TO REPURCHASE UP TO FIFTEEN PERCENT (15%) OF THE OUTSTANDING SHARES OF ITS COMMON STOCK (Proposal Eight)
BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SHAREHOLDER PROPOSALS
ANNUAL REPORTS
OTHER MATTERS